UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2008

Dear Stockholders:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 13, 2008 at 10:00 A.M. at our corporate offices in Taylor, Michigan. The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our Company’s operations and respond to your questions.

Please vote on the matters presented in the accompanying Notice and Proxy Statement. Your vote is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the Proxy Card. Please review the enclosed Proxy materials carefully and submit your vote today by mail, telephone or internet.

On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 13.

Sincerely,

Richard A. Manoogian
Executive Chairman and
Chairman of the Board

MASCO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 13, 2008
Time:	10:00 A.M.
Place:	Masco Corporation 21001 Van Born Road Taylor, Michigan 48180

The purposes of the Annual Meeting are:

1. To elect four Class II Directors;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants to audit Masco’s financial statements for 2008; and

3. To transact such other business as may properly come before the meeting.

The Company recommends that you vote “For” all of the Director nominees and “For” the selection of PricewaterhouseCoopers LLP as independent accountants.

Stockholders of record at the close of business on March 14, 2008 are entitled to vote at the meeting or any adjournment thereof. Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your Proxy by telephone, by internet, or by completing, signing, dating and returning your Proxy Card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the Proxy Card. You may withdraw your Proxy before it is voted if you do so in the manner specified in the Proxy Statement. Alternatively, you may vote in person at the meeting. Directions to our offices where the meeting will be held are on the back cover of the Proxy Statement.

By Order of the Board of Directors

Eugene A. Gargaro, Jr.
Secretary

April 7, 2008

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 13, 2008.

This Proxy Statement and the Masco Corporation 2007 Annual Report
to Stockholders are Available at:
www.ezodproxy.com/masco/2008/home

TABLE OF CONTENTS

General Information	1
Election of Directors	2
Corporate Governance	4
Directors’ Independence	4
Board of Directors and Committees of the Board	5
Audit Committee	5
Organization and Compensation Committee	5
Corporate Governance and Nominating Committee	6
Compensation of Directors	7
Security Ownership of Management and Certain Beneficial Owners	9
Audit Committee Report	11
Compensation Discussion and Analysis	12
Leadership Transitions	12
Our Compensation Principles	12
Compensation Objectives	13
Compensation Components	13
No Employment Contracts or Severance Arrangements	14
Compensation Practices and Procedures	14
Comparative Compensation	14
Independent Consultant	15
Use of Tally Sheets	15
Annual Review Process	15
Analysis of 2007 Executive Compensation	16
Cash Compensation	16
Equity Compensation	18
Restricted Stock	19
Stock Options	19
Stock Ownership Requirement	20
Perquisites and Other Compensation	20
Retirement Programs	21
Change in Control	22
Internal Revenue Code, Section 162(m)	22
Conclusion	22
Compensation Committee Report	23
Compensation of Executive Officers	24
Summary Compensation	24
Grants of Plan-Based Awards	26
Outstanding Equity Awards at Fiscal Year-End	27
Option Exercises and Stock Vested	29
Retirement Plans	29
Qualified and Non-qualified Pension Plans	30
Qualified and Non-qualified Defined Contribution Plans	30
Other Non-qualified Deferred Compensation — Supplemental Executive Retirement Plan	31
Change in Control and Termination	33
Certain Relationships and Related Transactions	34
Metaldyne Corporation	34
Ratification of Selection of Independent Accountants	36
PricewaterhouseCoopers LLP Fees	36
Principal Accountant Fees and Services	36
Audit Committee Pre-Approval Policies and Procedures	37
Section 16(a) Beneficial Ownership Reporting Compliance	37
2009 Annual Meeting of Stockholders	37
Delivery of Proxy Materials and Annual Reports	38
Other Matters	38
Appendix A
Masco Corporation Director Independence Standards	39

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF
MASCO CORPORATION

May 13, 2008

GENERAL INFORMATION

The Board of Directors of Masco Corporation is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 13, 2008 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or otherwise made available to stockholders on or about April 7, 2008.

We are paying the expense of this solicitation. Our executive officers and other employees of Masco may solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $10,000, plus expenses. We will reimburse brokers and other persons holding Masco common stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

Stockholders of record at the close of business on March 14, 2008 are entitled to vote at the meeting. On that date, there were 362,339,136 shares of Masco common stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Masco common stock entitles the holder to one vote. We will conduct the meeting if a majority of the outstanding shares is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. A broker “non-vote” occurs when the shares that a nominee holds for a beneficial owner are represented at the meeting, but are not voted on a proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and the nominee does not have discretionary voting power to vote on the proposal.

You can ensure that your shares are voted at the meeting by submitting Proxy instructions by telephone, by internet, or by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided. Submitting your Proxy by any of these methods will not affect your right to attend the meeting and vote. The telephone and internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. Specific instructions for stockholders of record (that is, stockholders who hold their shares in their own name) who wish to use the telephone or internet voting procedures are on the enclosed Proxy Card. You may revoke your Proxy at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy or by notifying us in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The term of office of the Class II Directors, consisting of Verne G. Istock, David L. Johnston, J. Michael Losh, Peter A. Dow and Timothy Wadhams, expires at this meeting. The Board proposes the re-election of Messrs. Istock and Losh and Professor Johnston. In July 2007, after Mr. Wadhams became the Company’s Chief Executive Officer, the Board appointed him to serve as a Class II Director, but his continuing service is subject to stockholder approval at the Annual Meeting. The Board is proposing the election of Mr. Wadhams as a Class II Director.

The term of Peter A. Dow expires effective as of this meeting, and Mr. Dow has expressed his desire to retire from the Board. Mr. Dow has served as a Director since 2001 and has chaired several Board committees. We wish to express our deep appreciation to Mr. Dow for his dedication to our Company and his diligent service as a Director.

The Board will consist of ten Directors upon Mr. Dow’s retirement from our Board. Upon election of the Class II Directors nominated at the Annual Meeting, the terms of office of Class I, Class II and Class III Directors will then expire at the Annual Meeting of Stockholders in 2010, 2011 and 2009, respectively, or when their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies on the Proxy Card will vote the shares represented by each Proxy for the election of the above nominees as Directors unless a contrary direction is given. If prior to the meeting a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

Our Bylaws provide that Directors are elected by a majority of votes cast (except in the case of contested elections, in which case Directors are elected by a plurality). In a majority vote, if the votes cast for a nominee exceed the votes cast against that nominee, the nominee is elected. Votes that are withheld will be treated as abstentions, which along with broker non-votes, will not affect the election since they are not treated as votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has tendered an irrevocable resignation that becomes effective if the majority of the votes cast are against such nominee and if within 90 days after the election results are certified, the Board of Directors (excluding nominees who did not receive a majority of votes for their election) accepts such resignation, which it will do in the absence of a compelling reason otherwise.

Information concerning the nominees and continuing Directors is set forth below.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class I (Term Expiring at the Annual Meeting in 2010)
Dennis W. Archer Chairman, Dickinson Wright PLLC, a Detroit, Michigan-based law firm. Director since 2004.	Mr. Archer, 66, has served as the Chairman of Dickinson Wright PLLC since 2002. Mr. Archer was President of the American Bar Association from 2003 through 2004 and served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985 and in 1986 was elected to an 8-year term. Mr. Archer is a director of Compuware Corporation and Johnson Controls, Inc.
Anthony F. Earley, Jr. Chairman of the Board and Chief Executive Officer, DTE Energy Company, a diversified energy company. Director since 2001.	Mr. Earley, 58, has served as Chairman of the Board and Chief Executive Officer of DTE Energy Company since 1998 and as President and Chief Operating Officer from 1994 to 2004. From 1989 to 1994, he served as President and Chief Operating Officer of Long Island Lighting Company, an electric and gas utility in New York. Prior to 1989, Mr. Earley held several other positions with Long Island Lighting, including Executive Vice President and General Counsel. He is a director of Comerica Incorporated and DTE Energy Company.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Lisa A. Payne Vice Chairman and Chief Financial Officer and Director of Taubman Centers, Inc., a real estate investment trust. Director since 2006.	Ms. Payne, 49, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer of Taubman Centers, Inc. from 1997 to 2005. She has been a Director of Taubman Centers, Inc. since 1997. Ms. Payne is a Trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies.

Class II (Nominees for Term Expiring at the Annual Meeting in 2011)
Verne G. Istock Retired Chairman/President of Bank One Corporation. Director since 1997.	Mr. Istock, 67, joined NBD Bank in 1963 and served as Vice Chairman and director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in December 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in October 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions until his retirement in September 2000. Mr. Istock is a director of Kelly Services, Inc. and Rockwell Automation, Inc.
David L. Johnston President and Vice Chancellor of the University of Waterloo, Ontario, Canada. Director since 2003.	Professor Johnston, 66, has served as President and Vice Chancellor of the University of Waterloo since July 1999. Previously, he was Principal and Vice Chancellor of McGill University from 1979 through 1994, at which time he returned to teaching on McGill University’s Faculty of Law. Professor Johnston began his professional career in 1966 as an Assistant Professor in the Faculty of Law at Queen’s University, following which, in 1968, he moved to the Law Faculty of the University of Toronto. In 1974, he was named Dean of the Faculty of Law at the University of Western Ontario. Professor Johnston is a director of CGI Group Inc.
J. Michael Losh Retired Chief Financial Officer and Executive Vice President of General Motors Corporation. Director since 2003.	Mr. Losh, 61, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, most recently as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. He is a director of AMB Property Corporation, AON Corporation, Cardinal Health, Inc., H.B. Fuller Company and TRW Automotive Holdings Corp.
Timothy Wadhams President and Chief Executive Officer of the Company. Director since 2007.	Mr. Wadhams, 59, was elected President and Chief Executive Officer of the Company in 2007. He served as the Company’s Senior Vice President and Chief Financial Officer from 2004 to July 2007, and previously served as the Company’s Vice-President — Finance and Chief Financial Officer from 2001 to 2004. Mr. Wadhams joined the Company in 1976 and served in several financial positions before transferring to an affiliated company in 1984, ultimately serving as Executive Vice President — Finance and Administration and Chief Financial Officer of MascoTech, Inc. before returning to the Company in 2001.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class III (Term Expiring at the Annual Meeting in 2009)
Thomas G. Denomme Retired Vice Chairman and Chief Administrative Officer of Chrysler Corporation. Director since 1998.	Mr. Denomme, 68, served as Vice Chairman and Chief Administrative Officer of Chrysler Corporation from 1994 until he retired in December 1997 and as a director of Chrysler Corporation from 1993 through 1997. He joined Chrysler Corporation in 1980 and was elected Vice President — Corporate Strategic Planning in 1981, Executive Vice President — Corporate Staff Group in 1991, and Executive Vice President and Chief Administrative Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing Policy and Strategy Office and Director, Sales Operations Planning.
Richard A. Manoogian Executive Chairman of the Company. Director since 1964.	Mr. Manoogian, 71, joined the Company in 1958 and was elected Vice President and a Director in 1964 and President in 1968. Mr. Manoogian served as Chief Executive Officer from 1985 until July 2007, when he was elected Executive Chairman. He has been the Chairman of the Board of Directors of the Company since 1985. He is a director of Ford Motor Company.
Mary Ann Van Lokeren Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm. Director since 1997.	Ms. Van Lokeren, 60, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and previously as its Secretary upon joining the company in 1978. She is a director of The Laclede Group, Inc.

CORPORATE GOVERNANCE

The Board of Directors continues to focus on Masco’s corporate governance principles and procedures and is committed to maintaining high standards of ethical business conduct and corporate governance for Masco.

Directors’ Independence

Masco’s Corporate Governance Guidelines require that a majority of our Directors qualify under the independence and experience requirements of applicable law and the New York Stock Exchange (“NYSE”). For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with Masco. The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, adopted categorical independence standards in 2004 to assist it in making a determination of independence for Directors. Masco’s independence standards are posted on our website at www.masco.com and are attached to this Proxy Statement as Appendix A.

The Board has made an affirmative determination that all of our non-employee Directors are independent. The independent Directors are Messrs. Archer, Denomme, Dow, Earley, Istock and Losh, Professor Johnston, Ms. Payne and Ms. Van Lokeren. In making its independence determination for each non-employee Director, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each Director and the Company. With respect to Mr. Earley, the Board considered the annual amount of sales to Masco by DTE Energy Company, where he serves as Chairman of the Board and Chief Executive Officer, and determined that the amount of sales in each fiscal year was significantly below 2% of that company’s annual revenues. With respect to Messrs. Archer, Dow, Earley and Istock and Ms. Payne, the Board considered the annual amount of Masco’s discretionary charitable contributions to charitable organizations where those individuals serve as a director, and determined that those individuals were not active in the day-to-day operations of the charitable organizations and that Masco’s contributions were significantly less than the greater of $1 million or 2% of the organizations’ respective revenues.

Board of Directors and Committees of the Board

Standing committees of the Board of Directors include the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each member of these three committees qualifies as independent as defined in Masco’s Corporate Governance Guidelines. These committees function pursuant to written charters adopted by the Board. The full text of the charters for these three committees, as well as Masco’s Corporate Governance Guidelines and Masco’s Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics, if any, will be posted on our website in accordance with applicable requirements. The information on our website is not a part of this Proxy Statement or incorporated into any other filings we make with the Securities and Exchange Commission.

During 2007, the Board of Directors held nine meetings and each Director attended at least 75% of the Board meetings and applicable committee meetings. It is the Company’s policy to encourage Directors to attend the Annual Meeting. All Directors attended the 2007 Annual Meeting of Stockholders.

The non-employee Directors meet in executive session without management at each regularly scheduled meeting of the Board of Directors. Mr. Istock was selected by the non-employee Directors to serve as the presiding Director for these executive sessions.

Any interested party that wishes to communicate directly with the presiding Director or the non-employee Directors as a group may send such communication to: Presiding Director, Masco Board of Directors, in care of Eugene A. Gargaro, Jr., Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180. Stockholders may also send communications to the full Board of Directors, in care of Mr. Gargaro, at the above address.

Audit Committee

The Audit Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, Dow, Earley, Istock and Losh and Ms. Payne, held seven meetings during 2007. The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is financially literate and that at least four members of the Committee, Messrs. Earley, Istock, Losh and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on Masco’s Audit Committee.

Interested parties may send complaints relating to accounting, internal accounting controls or auditing matters to the Chairman of the Masco Audit Committee, in care of Eugene A. Gargaro, Jr., Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors, currently consisting of Messrs. Dow, Istock and Losh, Professor Johnston and Ms. Van Lokeren, held ten meetings during 2007. The Organization and Compensation Committee determines executive compensation, evaluates Masco’s management, determines and administers awards and options granted under our stock incentive plan and directs Masco’s succession planning process. This Committee exercised its authority to engage outside advisors and, for the past five years, has retained Hewitt Associates. Information about the Committee’s process and procedures for consideration and determination of executive compensation is presented in “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, Earley and Istock, Professor Johnston and Ms. Van Lokeren, held five meetings during 2007. The Corporate Governance and Nominating Committee serves in an advisory capacity to the Board on the governance structure and conduct of the Board and has responsibility for developing and recommending to the Board appropriate Corporate Governance Guidelines. In addition, the Committee identifies qualified individuals for nomination to the Board, recommends Directors for appointment to Board committees and evaluates current Directors for re-nomination to the Board or re-appointment to Board committees.

The Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Corporate Governance and Nominating Committee believes that Directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of Directors should provide a source of advice and guidance to Masco’s management. A Director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between the interests of Masco and the interests of those with whom Masco does business. Each Director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the Director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the NYSE.

The Committee uses a number of sources to identify and evaluate nominees for election to the Board. It is the Committee’s policy to consider Director candidates recommended by stockholders. These candidates are evaluated at regular or special meetings of the Committee, and all candidates, including those recommended by stockholders, are evaluated against the same criteria as described above or any others established by the Committee or the Board. Stockholders wishing to have the Committee consider a candidate should submit the candidate’s name and pertinent background information to Eugene A. Gargaro, Jr., Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180. Stockholders who wish to nominate Director candidates for election to the Board should follow the procedures set forth in our charter and Bylaws and in applicable rules of the Securities and Exchange Commission (“SEC”) regarding stockholder proposals. For a summary of these procedures, see “2009 Annual Meeting of Stockholders” below.

COMPENSATION OF DIRECTORS

Non-employee Directors receive an annual retainer of $80,000, of which one-half is paid in cash. In order to more closely align the compensation of non-employee Directors with the long-term enhancement of stockholder value, the other half of the retainer is paid by means of restricted stock granted under our 2005 Long Term Stock Incentive Plan in accordance with our Non-Employee Directors Equity Program (the “Directors Equity Program”), which has the same material terms as the 1997 Non-Employee Directors Stock Plan that expired in 2007. Grants of restricted stock vest in 20% equal annual installments over a five-year period. A new non-employee Director is given an initial grant of restricted stock valued at one-half of the Director’s total retainer for the initial five years of anticipated service on the Board (subject to adjustment for partial years and for any increase in the annual retainer during the five-year period). After full vesting of the initial grant, each non-employee Director thereafter receives an annual grant of restricted stock valued at one-half of the annual retainer. These grants vest over the succeeding five years.

The Directors Equity Program also provides for the grant to each non-employee Director on the date of each Annual Meeting of Stockholders of a non-qualified option to purchase 8,000 shares of Masco common stock at the fair market value on the date of grant. In addition, each new non-employee Director receives a one-time stock option grant of 32,000 shares under our 2005 Long Term Stock Incentive Plan. All of these options become exercisable in equal annual installments on the first five anniversaries of the grant date. Each option has a ten-year term for exercise, except that options may generally be exercised for only a limited period of time following death or, for options granted before October 27, 2005, following termination of service as a non-employee Director for any reason other than permanent and total disability or retirement on or after Masco’s normal retirement age for Directors.

The Directors Equity Program restricts Directors from engaging in certain competitive activities while serving as a Director and for one year following termination of service as a Director. Upon breach of this noncompete agreement, we may require the Director to pay us certain amounts realized from awards of restricted stock and option exercises, to the extent realized on or after termination or within two years prior to termination.

The Board has established stock ownership guidelines for non-employee Directors that require Directors to retain at least 50% of the shares of restricted stock they receive until the date of their termination from service as a Director. The vesting arrangements and stock retention requirement are intended to assure that non-employee Directors maintain a financial interest in Masco over an extended period of time.

We provide a few additional benefits to Directors. Non-employee Directors are eligible to participate in our matching gifts program (which is generally available to our employees) pursuant to which we will match gifts made to eligible educational and cultural institutions up to an aggregate of $10,000 per year for each participant. In addition, if space is available, a Director’s spouse is permitted to accompany a Director who travels to attend Board or committee meetings on Company aircraft. We have permitted, on an infrequent basis, non-employee Directors’ personal use of Company aircraft, although no such use occurred during 2007. Directors are also eligible to participate in our employee purchase program, which is generally available to our employees and enables them to purchase our products for their personal use at discounted prices. Former Directors who make themselves available for consulting receive an amount equal to the cash portion of the Directors’ fee for the remainder of the calendar year in which their service on the Board ends and $50,000 per year for two calendar years thereafter.

The following table shows 2007 compensation for our Directors, other than Messrs. Manoogian and Wadhams, who are also Masco employees and receive no additional compensation for their service as Directors. The amounts shown under “Stock Awards” and “Option Awards” are the amounts we are required to expense for accounting purposes rather than the value of awards granted for 2007. The variation in these amounts among our Directors reflects the expensing requirements of FAS 123R described below, under which expense accruals are calculated based, in part, on the proximity of the Director’s age to Masco’s normal employee retirement age of 65.

2007 Director Compensation

	Cash Fees	Stock	Option
Name	Earned(1)	Awards(2)(3)	Awards(2)(4)	Total(5)

Dennis W. Archer	$70,000	$6,519	$185,686	$262,205
Thomas G. Denomme	$86,500	$40,170	$125,828	$252,498
Peter A. Dow	$81,250	$40,088	$125,828	$247,166
Anthony F. Earley, Jr.	$70,000	$21,513	$78,308	$169,821
Verne G. Istock	$91,000	$42,198	$125,828	$259,026
David L. Johnston	$74,500	$15,185	$171,200	$260,885
J. Michael Losh	$77,500	$36,481	$125,836	$239,817
Lisa A. Payne	$64,000	$36,993	$66,992	$167,985
Mary Ann Van Lokeren	$78,250	$18,396	$78,308	$174,954

(1)	The amounts shown in this column include the annual cash retainer of $40,000, meeting fees ($1,500 per Board or Committee meeting attended in person or by telephone), and chairmanship fees ($15,000 for Mr. Denomme as chairman of the Audit Committee, $3,750 each for Ms. Van Lokeren and Mr. Dow as chairman of the Organization and Compensation Committee for one-half of the year, and $7,500 for Mr. Istock as chairman of the Corporate Governance and Nominating Committee).

(2)	These columns reflect the amount expensed by Masco in 2007 under FAS 123R, which includes expense relating to restricted stock and options granted in 2007 as well as in prior years. Under FAS 123R the expensing period for our equity awards is the shorter of the vesting period or the period to normal retirement age. As a result of the adoption of FAS 123R, the amounts shown in the table for stock awards and stock options significantly exceed the value of the equity awards for service during 2007. For restricted stock, the amount expensed is based on the fair market value on the date of grant. For options, the determination of fair market value uses the same assumptions set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Directors have no assurance that they will realize the amounts reflected in this table. For restricted stock, the Directors only realize the value of the long-term incentive restricted stock awards over an extended period of time because scheduled vesting of awards generally occurs pro rata over five years from the date of grant and, as stated above, one-half of these shares must be retained until completion of their service on the Board. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its common stock. On May 8, 2007, we granted awards of restricted stock for 500 shares (with a grant date fair value of $15,185) to Messrs. Denomme and Losh and Professor Johnston to compensate them for the increase in the annual retainer that occurred in 2004 during the term of their initial five-year award and for 1,320 shares (with a grant date fair value of $40,088) to Messrs Dow, Earley and Istock and Ms. Van Lokeren. On May 8, 2007, each non-employee director also received a stock option for 8,000 shares with an exercise price of $30.37 (each share having a grant date fair value of $9.24).

(3)	The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2007 for each Director was: 2,300 shares for Mr. Archer; 2,532 shares for Mr. Denomme; 2,892 shares for Mr. Dow; 2,892 shares for Mr. Earley; 2,276 shares for Mr. Istock; 2,361 shares for Professor Johnston; 2,361 shares for Mr. Losh; 6,900 shares for Ms. Payne; and 2,276 shares for Ms. Van Lokeren.

(4)	The aggregate number of stock options outstanding as of December 31, 2007 for each Director was: 56,000 shares for Mr. Archer; 80,000 shares for Mr. Denomme; 88,000 shares for Mr. Dow; 88,000 shares for Mr. Earley; 112,000 shares for Mr. Istock; 64,000 shares for Professor Johnston; 64,000 shares for Mr. Losh; 40,000 shares for Ms. Payne; and 112,000 shares for Ms. Van Lokeren.

(5)	During 2007, there were no perquisites for Directors.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Masco common stock as of February 29, 2008 by (i) each of the Directors, (ii) each person named in the “Summary Compensation Table,” (iii) all of our Directors and executive officers as a group, including Messrs. Barry and Foley who have retired, and (iv) all persons who we know are the beneficial owners of five percent or more of Masco common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

	Shares of	Percentage of
	Common Stock	Voting Power
	Beneficially	Beneficially
Name	Owned(1)	Owned

Dennis W. Archer	28,600	*
Alan H. Barry	1,064,565	*
Donald J. DeMarie, Jr.	386,804	*
Thomas G. Denomme	83,450	*
Peter A. Dow	92,555	*
Anthony F. Earley, Jr.(2)	73,930	*
Daniel R. Foley	261,964	*
Eugene A. Gargaro, Jr.(3)	2,188,658	*
Verne G. Istock	115,000	*
David L. Johnston	34,620	*
John R. Leekley(4)	721,755	*
J. Michael Losh	37,620	*
Richard A. Manoogian(3)	11,583,839	3.2%
Lisa A. Payne	16,329	*
John G. Sznewajs	240,829	*
Mary Ann Van Lokeren	111,500	*
Timothy Wadhams	761,628	*
All 17 Directors and executive officers of Masco as a group(3)	17,803,646	4.3%
UBS AG(5)	51,808,750	14.1%
Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland
Dodge & Cox(6)	24,770,017	6.7%
555 California Street, 40th Floor San Francisco, CA 94104

*	Less than one percent

(1)	Includes unvested restricted stock award shares held under our stock incentive plans (1,150 shares for Mr. Archer; 200,401 shares for Mr. Barry; 260,498 shares for Mr. DeMarie; 1,062 shares for Mr. Denomme; 2,180 shares for each of Messrs. Dow and Earley; 44,119 shares for Mr. Foley; 58,016 shares for Mr. Gargaro; 1,718 shares for each of Mr. Istock and Ms. Van Lokeren; 1,062 shares for each of Professor Johnston and Mr. Losh; 117,362 shares for Mr. Leekley; 639,594 shares for Mr. Manoogian; 5,520 shares for Ms. Payne; 96,094 shares for Mr. Sznewajs; 339,077 shares for Mr. Wadhams; and 1,772,813 shares for all of our Directors and executive officers as a group) and shares which may be acquired before April 30, 2008 upon exercise of stock options issued under our stock incentive plans (24,000 shares for Mr. Archer; 739,862 shares for Mr. Barry; 117,360 shares for Mr. DeMarie; 56,000 shares for Mr. Denomme; 64,000 shares for each of Messrs. Dow and Earley; 152,215 shares for Mr. Foley; 114,800 shares for Mr. Gargaro; 88,000 shares for each of Mr. Istock and Ms. Van Lokeren; 28,800 shares for each of Professor Johnston and Mr. Losh; 397,000 shares for Mr. Leekley; 3,436,717 shares for Mr. Manoogian; 6,400 shares for Ms. Payne; 122,312 shares for Mr. Sznewajs; 341,559 shares for Mr. Wadhams; and 5,869,825 shares for all of our Directors and executive officers as a group). Holders have sole voting but no investment power over unvested restricted shares and have neither voting nor investment power over unexercised option shares.

(2)	Mr. Earley shares with his wife voting and investment power over the shares of Company common stock directly owned by him.

(3)	Shares owned by Messrs. Manoogian and Gargaro and by all of our current Directors and executive officers as a group include in each case an aggregate of 1,968,100 shares owned by charitable foundations for which Messrs. Manoogian and Gargaro each serves as a director or officer, and 3,000 shares held by trusts for which Mr. Manoogian serves as a trustee. The Directors and officers of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian and Gargaro each disclaim beneficial ownership of such shares. Excluding unvested restricted stock, shares which he has a right to acquire, and shares owned by a charitable foundation or trust, substantially all of the shares directly owned by Mr. Manoogian have been pledged.

(4)	Substantially all of the shares directly owned by Mr. Leekley have been pledged.

(5)	Based on an amendment to Schedule 13G dated February 14, 2008 and filed with the SEC, at December 31, 2007, UBS AG, through certain of its affiliates, beneficially owned and shared power to dispose of an aggregate of 51,808,750 shares of common stock, and it had sole voting power for an aggregate of 45,301,719 of such shares. UBS AG disclaims beneficial ownership of all of these shares.

(6)	Based on a Schedule 13G dated February 8, 2008 and filed with the SEC, at December 31, 2007, Dodge & Cox beneficially owned 24,770,017 shares of Masco common stock, with sole voting power over 23,070,317 shares, shared voting power over 55,600 shares and sole power to dispose of all of the shares.

Mr. Manoogian may be deemed a controlling person of Masco by reason of his significant ownership of Masco common stock and his positions as a Director and as Executive Chairman of Masco.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of the Company’s independent registered public accounting firm (“independent auditors”), the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements and by employees and officers with the Company’s Code of Business Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2007, including a discussion of the quality and the acceptability of the Company’s financial reporting and disclosure controls and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies.

The Audit Committee obtained from the Company’s independent auditors, PricewaterhouseCoopers LLP, the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to PricewaterhouseCoopers LLP’s independence. The Audit Committee considered and determined that such independent auditors’ provision of non-audit services to the Company is compatible with maintaining their independence. The Audit Committee reviewed various matters with the independent auditors, who are responsible for expressing an opinion on the Company’s financial statements as of and for the year ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting, based on their audit. The Audit Committee met with the independent auditors and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including their judgment as to the quality and the acceptability of the Company’s financial reporting, internal control over financial reporting and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee also met with the independent auditors without management present.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s financial statements as of and for the year ended December 31, 2007 be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company’s independent auditors.

Thomas G. Denomme, Chairman
Dennis W. Archer
Peter A. Dow
Anthony F. Earley, Jr.
Verne G. Istock
J. Michael Losh
Lisa A. Payne

COMPENSATION DISCUSSION AND ANALYSIS

We are committed to maintaining executive compensation programs that are aligned with the long-term interests of our stockholders by attracting and retaining talented senior corporate executives and motivating them to achieve our business objectives. Our programs therefore stress compensation that is contingent on corporate performance and the price of Masco common stock, particularly over the long-term. The primary components of our executive compensation are base salary, a performance-based cash bonus, performance-based restricted stock awards and stock option grants. We also maintain retirement programs for key employees. We provide limited perquisites for our executive officers, and they also participate in the same group benefits available to all corporate office employees. Our executive officers do not have employment or severance agreements.

Leadership Transitions

During 2007, our executive leadership changed as Richard Manoogian transitioned from Chairman and Chief Executive Officer to Executive Chairman, a full-time position in which he remains active in corporate strategy and other business matters, and Alan Barry, our President and Chief Operating Officer, stepped down from his executive role effective November 30 in connection with his retirement. Our Board of Directors elected Timothy Wadhams, who was our Senior Vice President and Chief Financial Officer, as Chief Executive Officer effective July 1 and President and Chief Executive Officer effective December 1. Mr. Wadhams joined the Company in 1976, then transferred to an affiliate in 1984 where he remained until he returned in 2001. Donald J. DeMarie, Jr., who was Group President of our Installation and Other Services segment, was elected Executive Vice President effective July 1, and then succeeded Mr. Barry as Chief Operating Officer effective December 1. John G. Sznewajs, who was our Vice President — Corporate Development and Treasurer, assumed the additional position of Chief Financial Officer effective July 1. The “Compensation of Executive Officers” section shows specific information for the individuals who served as Chief Executive Officer or Chief Financial Officer at any time during 2007, as well as three other individuals who were executive officers as of December 31, 2007 and two retired executive officers. These eight individuals are referred to as the “named executive officers.”

Our Compensation Principles

One of the critical responsibilities of the Board of Directors and senior management is to maintain a strong leadership team for our Company. We seek to attract and retain individuals who possess the outstanding personal qualities and experience that are essential to executive effectiveness and to the Company’s performance. These individuals are in demand by competitors within our industry as well as by others, and they usually have alternative employment opportunities. While non-monetary factors may provide significant motivation for these individuals, financial considerations are often persuasive in career decisions. Consequently, we must offer opportunities and compensation programs that are attractive to the individual and at the same time are compatible with the long-term interests of our shareholders. It is important that we retain executives who understand our organization, our business operations, and our corporate culture. Compensation is one of several key elements necessary to maintain a strong leadership team.

We consider the inherent uncertainty involved in identifying, isolating and measuring individual contributions to corporate performance in the short-term as well as the long-term. Our approach to executive compensation emphasizes corporate rather than individual performance for our executive management group, because our operating strategy encourages collaboration and cooperation among our business and corporate functions for the overall benefit of Masco. Moreover, corporate performance will often be affected by factors outside senior management’s control (such as changes in economics or industry trends). Therefore, individual contributions may not be accurately measured solely by short-term corporate performance. Likewise, financial results for a particular year may not reflect our business strategies that enhance long-term shareholder value. Although we emphasize corporate performance, individuals may receive special recognition through adjustment of base salary or special equity awards as a result of their individual contributions, increased responsibilities and promotions (as was the case during 2007). We use various performance metrics in the design and implementation of our compensation programs, but we also believe that the effectiveness of our executive compensation programs results in part from the exercise of discretion and prudent business judgment by senior management and by the Organization and Compensation Committee (the “Committee”) that oversees compensation programs.

As a home improvement and building products and services company, the cyclical nature of our industries is an important factor in designing and implementing executive compensation programs that reward executives for actions that benefit our stockholders’ long-term interests. Our leaders must include executives who are capable and motivated to manage our business through all phases of our industry’s economic cycles. Compensation programs are designed to reflect the value of the management team’s contributions to the Company and the Company’s current performance considering the impact of general economic and industry conditions.

Compensation Objectives

Considering our compensation principles and our industries, we have developed the following objectives for our executive compensation programs.

•	Compensation programs should emphasize performance

Our executive compensation programs should be performance-oriented so that our executives’ interests align with those of our stockholders and achieve our business objectives. We consider the relationship of compensation to our Company’s performance and the individual’s responsibilities and contributions to such performance.

•	Long-term focus is paramount

Compensation programs that have significant long-term focus and emphasize long-term corporate performance serve our commitment to maximize long-term stockholder value and attract and retain the executive talent we desire. This focus also evidences our emphasis on management stability and long-term retention.

•	Total compensation must be competitive

The demand for top executive talent requires us to maintain compensation programs that, in the aggregate, can compete with compensation packages available to such individuals for alternative positions. Competitive compensation reduces costly and disruptive executive turnover. We want to attract, develop and retain strong executives who will understand the complexities of our business and the industries we serve and who will remain committed to our Company.

•	Compensation programs must be flexible

We evaluate our executive compensation programs in the aggregate. In order to adapt and respond to individual circumstances and changing business conditions, we use a variety of components that permit flexibility in establishing executive compensation packages. We also recognize the importance of preserving for the Committee and senior management the ability to exercise discretion and judgment with respect to our compensation programs.

The application of these objectives to our executive compensation programs is discussed in the “Analysis of 2007 Executive Compensation” section below.

Compensation Components

Our current compensation arrangements for our executive officers and other key employees consist of several components, each of which is designed to serve a specific purpose, as described in the “Analysis of 2007 Executive Compensation” section below. The key components are:

•	Fixed base salary

•	Performance-based annual cash bonus

•	Performance-based annual award of restricted common stock

•	Annual stock option grant

•	Other benefits, principally our retirement programs

As discussed below, we use a combination of these components to provide a total compensation package that achieves our objectives.

No Employment Contracts or Severance Arrangements

It is the Company’s general policy not to enter into employment contracts with our executive officers or otherwise to establish individual severance or other arrangements that entitle them to additional compensation such as salary or bonus following termination of employment (except in the case of retirement or other post-termination arrangements applicable generally to participants under our benefit plans). Our executive officers are “at-will” employees who may be terminated at the Company’s discretion. We believe this preserves for the Company greater flexibility in its employment arrangements while permitting us to address specific circumstances as needed. Further, we have structured our compensation plans to prohibit engagement in competitive activities following termination of employment and to provide other significant protections that the Company has discretion to exercise. Depending on circumstances, we may require a participant to forfeit unvested equity awards upon voluntary or involuntary termination of employment or to return compensation.

Compensation Practices and Procedures

The Company’s compensation programs are generally broad-based and applicable to all of our key employees, including executive officers. These programs are principally developed and administered by senior management, with independent oversight, direction, and approval by the Committee, which ultimately establishes and is responsible for our compensation policies.

Comparative Compensation

For comparative purposes, we generally focus on a select group of publicly traded companies. We believe these comparison companies are representative of the types of firms with which we compete for executive talent, although we believe we are increasingly competing with private equity and other non-public companies as well. The skills and responsibilities we require in our executives are generally not unique to our industries or markets. Nevertheless, a number of the representative public companies we have selected for comparison operate one or more lines of business that compete in our industries or markets, or are other manufacturing companies. Other major factors we use to select this compensation “peer group” include revenues, net income and market capitalization. Our revenues, net income and market capitalization are generally within the mid-range of those of this peer group.

The peer companies are:

•	The Black & Decker Corporation
•	Centex Corporation
•	Danaher Corporation
•	Dover Corporation
•	D.R. Horton, Inc.
•	Emerson Electric Co.
•	Fortune Brands, Inc.
•	The Home Depot, Inc.
•	Illinois Tool Works Inc.
•	ITT Industries, Inc.
•	KB Home
•	Lennar Corporation
•	Lowe’s Companies, Inc.
•	M.D.C. Holdings, Inc.
•	Newell Rubbermaid Inc.
•	NVR, Inc.
•	Pulte Homes, Inc.
•	The Ryland Group, Inc.
•	The Sherwin-Williams Company
•	SPX Corporation
•	The Stanley Works
•	Textron Inc.
•	Toll Brothers, Inc.
•	United Technologies Corporation
•	3M Company

For each named executive officer, we compare the overall competitiveness of total compensation, as well as each major component of compensation and the mix of components, with the peer group. We do not target executive compensation to specific compensation levels at other companies. When we review the compensation reported by other companies, we note factors that may have influenced the compensation paid by them, such as contractual compensation commitments they may have made to their executives, their corporate financial performance and the performance of their publicly traded stock. The Committee also considers the aggregate compensation of the named executive officers as a percentage of our net income and compares our percentage to that of the peer group.

Independent Consultant

We use a variety of resources in addition to publicly available data and published compensation surveys in order to establish compensation levels. Even though management has on occasion utilized the services of outside compensation experts, the Committee has exercised its authority to retain its own advisors, and since 2003, it has separately engaged Hewitt Associates, a global human resources consulting firm, to provide the Committee with independent advice on executive compensation matters. During 2007, the Committee asked Hewitt to review compensation for the various leadership transitions described above, specifically requesting advice about base salary, bonus and equity compensation of executive chairmen, chief executive officers, executive vice presidents and chief financial officers at comparable companies. Hewitt also advised the Committee with respect to the cash bonus and stock award opportunity levels and the number of stock options for the executives being promoted. In addition to the specific assignments from the Committee, Hewitt meets with the Committee in executive sessions without management, assists the Committee in its review of peer group compensation and advises the Committee on its implementation of our compensation objectives. We have not requested and do not intend to request that Hewitt provide additional services for the Company, other than the purchase of annual compensation surveys. The cost of these surveys in 2007 was $15,750.

Use of Tally Sheets

During 2007, we continued our practice of providing to the Committee a tally sheet that comprehensively summarizes the various components of total compensation for our Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer, the other named executive officers and selected other executives. The tally sheet, which is prepared by our human resources department and provided to the Committee early in each calendar year, includes base salary, annual performance-based cash bonus, long-term stock incentive compensation, dividends on unvested shares of restricted stock, our costs for the foregoing and for perquisites and other benefits, and the annual costs under our qualified and non-qualified retirement plans. Our tally sheet allows the Committee to compare an executive’s compensation mix with those of our other executives. Although the Committee may review an executive’s compensation history, amounts actually realized by an executive from prior compensation are not necessarily considered in establishing current compensation.

In connection with the leadership transitions that occurred in 2007 and in addition to its review of the information specifically requested of Hewitt, the Committee reviewed reports prepared by our human resources department that showed the base salary, performance-based cash bonus and equity compensation for the specific executive filling a new position as well as for other executives who occupied the same or similar positions for the Company. The Committee also reviewed total compensation and the major components of compensation and the mix of components offered by our peer group for similar positions.

Annual Review Process

Our annual cycle for reviewing the various components of compensation provides an opportunity to evaluate and recognize executive performance, while strengthening the link between pay and performance, at least twice each year. The annual performance-based cash bonus and performance-based restricted stock awards are determined after the Committee reviews the Company’s financial performance for the prior calendar year. At mid-year we review fixed base salary and consider stock option grants. It is the Committee’s policy to consider the grant of stock options annually, since this results in a more evenly paced program without significant gaps in vesting dates. We believe this practice increases the program’s retention value by reducing the incentive for a participant to leave the Company when there is no vesting in the near-term.

The Masco Organization Review (“MOR”) program is also used by the Committee and the Company’s Chief Executive Officer and Chief Operating Officer as they review compensation for individual executives. MOR is part of our succession planning, and is the Company’s formal annual process for identifying and evaluating our key employees, including our executive officers. As part of this program, our Chief Executive Officer and Chief Operating Officer develop a written assessment of each of the other executives who report to them. The assessment evaluates the executive’s performance, development needs and progress, and potential for advancement. These assessments are provided to, and discussed with, the Committee and are considered by the Committee in connection with executive compensation determinations and promotions. The Committee considers similar factors in evaluating the Chief Executive Officer and Chief Operating Officer and in determining their compensation.

Analysis of 2007 Executive Compensation

The Committee considers each component of executive compensation as part of its annual process, as it did in connection with the leadership transitions in 2007. As the Committee determines each of the various components of compensation for the Chief Executive Officer and the other named executive officers, it also considers the objectives described above and each of the other components, and compares each element to companies in the peer group as well as to total compensation.

Cash Compensation

Annual cash compensation consists of base salary and a performance-based bonus opportunity. We generally do not grant discretionary ad hoc bonuses. Except for promotions, base salaries generally are reviewed annually and adjusted effective July 1 based on competitive factors and the MOR assessments described above. The Committee determines the compensation of our Executive Chairman, our President and Chief Executive Officer, and our Chief Operating Officer. These executives review reports prepared and compiled by our human resource department as well as the MOR assessments and propose specific base salary increases for the other executives, although no changes are made until they are reviewed and approved by the Committee. Base salary is a major factor in the formulas for performance-based cash bonuses and performance-based restricted stock awards, as well as for options and retirement benefits. Base salary provides current compensation and is not typically adjusted on account of Company performance, although on occasion salaries have been frozen or reduced.

During the past several years, we have reduced the percentage of total compensation represented by base salary and have increased the variable performance-based compensation opportunities in order to more closely align executive compensation with our stockholders’ interests and our business objectives, and to reflect changes to the mix of fixed versus variable compensation that had occurred in the marketplace. As a result of this changed emphasis, in three of the last five years, our executive officers did not receive increases in base salary, except in connection with promotions and changes in responsibilities (such as those described above under “Leadership Transitions”) or if salaries were determined to be well below the competitive market level. Mr. Manoogian’s base salary has not changed since 2003.

During 2007, the Committee considered the promotions of Mr. Wadhams to Chief Executive Officer, Mr. DeMarie to Executive Vice President and then to Chief Operating Officer and Mr. Sznewajs to Chief Financial Officer (in addition to his continuing responsibilities as Vice President — Corporate Development and Treasurer). In determining the appropriate corresponding compensation adjustments, the Committee reviewed the compensation history for each of the three executives, the compensation for the other Company executives who had previously occupied these or comparable positions, and market survey data using the peer group as well as a report prepared by our human resources department covering companies with over $5 billion in sales in Hewitt’s executive compensation survey. The Committee demonstrated its continuing commitment to pay-for-performance by establishing base salaries for Messrs. Wadhams and DeMarie at amounts less than their respective predecessors (and below the median base pay offered by our peers and companies in the Hewitt study) and by increasing the opportunity for both executives to earn greater variable compensation depending on Company performance. The Committee also increased Mr. Sznewajs’ base salary in light of his additional responsibilities and included him in the Supplemental Executive Retirement Plan. The Committee approved the relocation arrangements for Mr. DeMarie, which are discussed below in more detail. Each of these executives received additional equity awards as long-term incentives. Mr. Wadhams did not receive any additional compensation when he became President and Chief Executive Officer later in the year.

As a result of our emphasis on pay-for-performance, variable compensation now represents an even larger percentage of the aggregate of base salary plus cash bonus and restricted stock award opportunities than it did previously, having been increased from approximately 67% to approximately 86% for Mr. Wadhams, and from 76% for his predecessor as Chief Operating Officer to 80% for Mr. DeMarie. The variable compensation for Mr. Manoogian and the other currently employed named executive officers remains at 80% and 67%, respectively. Accordingly, our Chief Executive Officer, our Executive Chairman and our Chief Operating Officer have the most potential compensation at risk of all of our executives.

Annual cash bonuses, shown in the “Non-Equity Incentive Plan Awards” column of the Summary Compensation Table, are determined under our annual cash bonus incentive compensation plan. These performance-based bonuses are directly tied to Company performance by linking executive officers’ annual cash bonus opportunities to a schedule of earnings per share targets. Under this program, an executive officer’s annual performance-based cash bonus opportunity depends upon our actual earnings for the year under a schedule of earnings per share targets. The maximum bonus opportunity is 300% of base salary for our Chief Executive Officer, 200% for our Executive Chairman and for our Chief Operating Officer and 100% for our other executive officers. Mr. Barry, our former President and Chief Operating Officer, had a maximum bonus opportunity of 160%.

In the first quarter of each year, senior management and the Committee review the Company’s forecasted performance expectations for the year, taking into account general economic and industry market conditions, and as a result of that review, the Committee approves a graduated earnings per share schedule for purposes of the performance-based annual cash bonus. (This same schedule is also used in connection with the annual restricted stock incentive discussed below.) Earnings per share has been selected as the measure for determining incentive compensation because it reflects the Company’s overall financial performance for the year. The Committee and senior management also periodically review this metric. The calculation of earnings per share for financial reporting purposes is adjusted for certain transactions in order to focus primarily on the Company’s operating performance for compensation purposes. Consequently, in establishing this schedule, reported earnings per share is adjusted to exclude the effects of special charges, gains and losses from corporate divestitures, certain other non-operating income and expenses and the benefit resulting from stock repurchases in excess of a predetermined amount. Although we do not set specific financial or operational goals within the areas of responsibility of our named executive officers, the Committee may exercise negative discretion to reduce bonuses regardless of the earnings target actually attained.

Under this graduated earnings per share schedule, as earnings per share change, the incentive bonus for an executive officer can vary between zero (if the Company fails to attain the minimum target) and, for performance at or above the upper end of the range, the maximum bonus opportunity as described above. (As noted above we have not generally granted discretionary bonuses, although the Company could do so if circumstances warranted it, notwithstanding that the minimum target was not attained.) The maximum bonus the Company would pay under this schedule is capped even if Company performance exceeds the maximum target, and regardless of increases in stockholder value. The Committee has adopted a policy that permits the Company to recover all or a portion of the performance-based cash bonuses paid to executive officers, if the earnings per share or other performance criteria upon which such bonuses were based were subsequently determined to be incorrect and, if properly determined or applied, would have reduced the size of the bonuses paid.

At the time the Committee established the 2007 bonus schedule early in the year, the Committee expected that the adverse impact of declining housing starts and decreased consumer spending for home improvement products would be even greater in 2007 than it had been in 2006. The schedule established for 2007 provided for bonuses ranging from the maximum opportunity level, if earnings per share (adjusted as described above) was at least $2.20, to 20% of the maximum opportunity level, if adjusted earnings per share was $1.15. This earnings per share range was broader and lower than the range for 2006 to reflect the greater uncertainties and deteriorating conditions for our industries. The Committee recognized that this could result in executives receiving larger bonuses for 2007 than they received for 2006 although 2007 attained earnings might be lower than in 2006. However, the Committee determined that the 2007 bonus opportunity schedule and lower earnings per share range would nonetheless appropriately correspond to the Company’s and management’s performance in light of the anticipated difficult conditions in the Company’s markets. The Committee retained the discretion to reduce bonuses otherwise payable in accordance with the schedule if the anticipated adverse conditions did not materialize. In early 2008, the Committee determined that adjusted earnings per share for 2007 was $1.72. Although the Company’s revenues for the year declined seven percent and were lower than had been forecasted when the bonus schedule was established at the beginning of the year, the Company was able to mitigate a portion of this revenue decline with headcount reductions and other cost containment actions. The Committee noted that the actions taken by management, which resulted in relatively flat gross margins in 2007 compared to 2006 and the generation of $980 million of free cash flow, were critical to attaining this level of earnings per share under these circumstances, and therefore, bonuses generally approximating 62% of the maximum bonus opportunity were appropriate. (The performance-based bonuses for 2006 and 2005 approximated on average 44% and 47.5%, respectively, of the maximum opportunity.) The bonuses for Messrs. Wadhams, DeMarie and Sznewajs were prorated to reflect the adjustments to their compensation that were effected during the year. Mr. Foley’s payment was prorated since he retired mid-year.

Equity Compensation

For many years, we have recognized that having an ownership interest in the Company is critical to aligning the financial interests of our key employees with the interests of our stockholders. Accordingly, common stock has been a major part of long-term compensation for our executives and other key employees, and we have established minimum stock ownership requirements for our executives. Outstanding restricted stock awards and stock options have been granted under the Masco Corporation 2005 Long Term Stock Incentive Plan (the “2005 Plan”) or its predecessor, the 1991 Long Term Stock Incentive Plan (the “1991 Plan”). These two plans are referred to collectively as the “Long Term Incentive Plan.”

The frequency, value and vesting terms of awards are designed to provide executives with the potential for significant accumulation of Company common stock over the course of their careers with Masco. Our equity awards vest over an extended period of time that exceeds those of many other companies, including many in our peer group, and therefore, the value ultimately realized from these awards depends on the long-term value of our common stock. Unvested restricted shares are held in the participant’s name, and accordingly, the participant has the right to vote the shares and receive dividends. Vesting generally occurs in ten percent installments over a ten-year period for restricted stock and in twenty percent installments over five years for options, and options may be exercised up to ten years after the date of grant. Vesting is also generally contingent on continued employment with the Company. Upon death, termination of employment due to permanent and total disability, or a change in control, all shares of restricted stock vest immediately and options become immediately exercisable, although after death options may only be exercised until the earlier of the expiration of their original term or one year after death. By design, our awards do not vest immediately on retirement. Instead, following retirement, options continue to become exercisable over the remaining vesting period. The schedule for vesting of restricted stock awards is accelerated somewhat beginning in the year a participant turns age 66, except that the awards Mr. Manoogian held in 2005 at the time we implemented this change continue to vest on their original longer-term schedule. Thus, our executives know that the Company’s performance will continue to impact them financially even after their active careers with us end, thereby reinforcing their focus on the long-term enhancement of stockholder value.

The Company believes it continues to receive benefits from equity awards even after a participant leaves the Company (upon retirement or otherwise) because our award agreements also restrict participants from subsequently engaging in competitive and other activities that are adverse to our interests. Even though employees generally forfeit unvested awards of restricted stock and options upon termination of employment prior to retirement, under the terms of our awards a participant must observe a noncompetition covenant for a one-year period following termination of employment. If a participant violates this restriction, the agreement gives us the right to recover from the participant the net gain realized from these awards which vested during the two years prior to termination. In addition, if a participant holds any unvested shares or unexercised options (including unvested installments) after employment terminates by retirement or otherwise, the value of such shares may be forfeited to us if the participant engages in any activity detrimental to the Company. Upon termination of employment (other than upon death or retirement or due to permanent and total disability), participants may exercise options, but only to the extent such options are then exercisable, within 30 days after voluntary termination and within three months after involuntary termination; however, any amounts realized by the participant upon exercise of options in these cases could be subject to the “clawback” provision. That provision allows us to require the participant to pay back to us the net gain realized upon the exercise of any installment of an option that became exercisable within two years prior to employment termination. We believe that these features not only improve our retention of executive talent, but also reduce the potential for harmful post-termination conduct.

Under current accounting rules, the cost related to restricted stock awards and options is fixed at the time of the grant. This expense is generally amortized for financial reporting purposes over the shorter of the applicable vesting period or the period then remaining to normal retirement age. Consequently, as an executive approaches retirement age, the amortization period for any new awards decreases. This results in an increase in the annual expense recognized by the Company for these awards, although the aggregate cost to the Company does not change. In this regard, awards to a participant, such as our Executive Chairman, who continues to actively serve the Company after normal retirement age, are expensed in full immediately upon grant even though the executive will only realize their value over a period of years. Consequently, the Summary Compensation Table that follows below includes not only the amount of expense we recognized in 2007 for financial reporting purposes for new awards made during 2007 (including the full expense for awards made during the year to participants who were retirement age or older), but it also includes the expense we recognized in 2007 for outstanding equity awards that were made in prior years.

We have historically purchased a sufficient number of shares of Company common stock in the open market to offset any common share dilution resulting from restricted stock awards.

Restricted Stock

Our annual restricted stock award program, in which more than 2,000 of our key employees (including executive officers) participate, is performance-based with the lengthy vesting schedule described above. The program links the value of the initial stock grant opportunity to Company performance using the same schedule of earnings per share and award opportunity as a percentage of base salary as our cash incentive compensation plan, except that the Committee also considers progress made by the Company, in light of prevailing circumstances, toward long-term improvement in return on invested capital as a factor in determining the size of annual grants of restricted stock to executive officers. We believe that return on invested capital complements the earnings per share profitability measure because it reflects how efficiently we use our capital. After the year-end, when the Committee determines the level of target attainment, the Committee may exercise its negative discretion to reduce a portion of an award after it reviews the Company’s progress toward the Company’s long-term return on invested capital goal.

The Committee compares the Company’s performance with the scheduled earnings per share targets to determine the actual awards of restricted stock at its regularly scheduled meeting in February, which is held without regard to the timing of any communication of any material non-public information. In determining the number of shares of restricted stock to be awarded, the Committee uses the closing price of Company common stock on the date of the grant. As with the cash bonus described above, adjusted earnings per share for 2007 were determined to be $1.72. As a result of the earnings per share, in February 2008 the named executive officers (other than Messrs. Barry and Foley) received awards of restricted stock valued at approximately 62% of the maximum award opportunity as compared to 44% for 2006 and 47.5% for 2005. In determining the awards for 2007, the Committee did not exercise its discretion to reduce the awards from the scheduled amount. These awards granted for 2007 performance are not reflected in the tables below as 2007 compensation because they were made in 2008, and therefore, no expense was recognized in 2007. Since Messrs. Barry and Foley were retired at the time of the award, they received cash in lieu of a restricted stock award, prorated in the case of Mr. Foley, for the partial year of service. Their cash amounts are shown in the “Bonus” column of the Summary Compensation Table.

As part of our annual restricted stock award program, members of the executive management group other than our Executive Chairman, our Chief Executive Officer and our Chief Operating Officer may receive an additional restricted stock award if recommended by our Chief Executive Officer and our Chief Operating Officer because of outstanding individual contribution and if the Committee concurs in the recommendation. The total value of all such awards cannot exceed 20% of the combined annual salaries of the executive management group, (excluding the salaries of our Executive Chairman, our Chief Executive Officer and our Chief Operating Officer). None of the named executive officers received discretionary awards under this program in 2007, although Mr. Sznewajs did receive an additional award of 6,500 shares in 2008. Messrs. Wadhams, DeMarie and Sznewajs also received awards of restricted stock in connection with their promotions in 2007, and Mr. Foley received an additional award in May 2007.

Stock Options

Stock options also reflect the Committee’s focus on compensation that is aligned with the interests of stockholders. Options are granted annually to approximately 600 key employees, including our executive officers and the leadership of our operating entities, in order to reinforce the goal of long-term share price appreciation. In 2003, the Committee approved guidelines for granting stock options that contemplate annual grants of options to purchase Masco common stock having an approximate face value (using the closing stock price on the date of grant multiplied by the number of shares subject to the option) that is a multiple of base salary. For our Chief Executive Officer the multiple is eight, and for our Chief Operating Officer the multiple is six. The multiple for our Executive Chairman has been eight, but he has requested that it be reduced each year commencing in 2008. The multiple for all other executive officers is three times base salary. In accordance with these guidelines, in May 2007 we granted options to our key employees (including all executive officers).

Options are usually granted annually for participants, including the executive officers, at a regularly scheduled Committee meeting. We have not in the past granted stock options at a time when we were in possession of material non-public information, which if released would reasonably be expected to increase the price of our common stock, although we have no formal policy to that effect. Options are granted at the fair market value on the date of grant using the closing stock sale price, so option holders only benefit from subsequent stock price appreciation. The 2005 Plan prohibits the granting of restoration options, other than restoration options resulting from the exercise of certain outstanding options granted under the predecessor 1991 Plan. Such restoration options are granted only when a participant exercises an eligible option granted pursuant to the 1991 Plan and pays the exercise price by delivering shares of Company common stock. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price of the restoration option is the fair market value of Company common stock on the date of its grant (which is the date the underlying option is exercised), so that the participant benefits only from subsequent increases in our stock price.

In addition to the annual stock options that were granted in May 2007, the Committee also granted Messrs. Wadhams, DeMarie and Sznewajs stock options in connection with their promotions.

Stock Ownership Requirement

In order to reinforce the alignment of executives’ financial interests with long-term stockholder interests, the Board has established stock ownership guidelines for the executive management group, including the named executive officers, that require them to remain at risk by maintaining a substantial interest in our common stock. This minimum investment requirement is designed to assure that a meaningful amount of the executive officers’ personal net worth is invested in the Company. We require executives to achieve the share ownership necessary to meet the guidelines within three years after becoming subject to the guidelines. Each of the Company’s executive officers has already met this goal. Unvested shares of restricted stock count towards achieving the requirement because of their current and potential benefit to the executives. The guidelines require stock ownership ranging from a minimum of two times base salary to five times base salary, which is required for our Executive Chairman and our Chief Executive Officer. The Committee generally reviews executive ownership of Company common stock annually. As of February 29, 2008, when the closing price was $18.69, our current executive officers’ ownership of Company common stock ranged from four to nine times base salary, and our Executive Chairman held 77 times his base salary in Company common stock.

In order for Mr. Manoogian to exercise stock options or to receive restricted stock when it vests under our programs, he is required by federal law to file at least every five years a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Committee determined that the Company should pay the filing fee, since otherwise Mr. Manoogian would not receive the same benefit from the equity compensation components as other employees at the Company. Accordingly, “Other Compensation” for Mr. Manoogian in the Summary Compensation Table includes the filing fee paid on his behalf during 2007.

Except for employee stock options granted under our Long Term Incentive Plan and other arrangements approved by our Board of Directors, our insider trading policy prohibits our senior management from engaging in transactions involving derivative securities of the Company, such as put and call options, and in certain other arrangements, such as forward sales and short sales, which otherwise could have the effect of reducing their risk in holding Company common stock.

Perquisites and Other Compensation

We provide a limited number of perquisites to our senior executives, which are reviewed by the Committee on a regular basis. We maintain aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of Company aircraft. The Board has requested that Messrs. Manoogian, Wadhams and DeMarie and, before his retirement, Mr. Barry, use Company aircraft for both business and personal travel. Notwithstanding this requirement, personal use by these officers is considered a perquisite for SEC reporting purposes. As a result, personal use of the airplanes by Messrs. Manoogian, Wadhams, DeMarie and Barry accounts for substantially all of their total perquisites. Personal use of Company aircraft by our Executive Chairman and our Chief Operating Officer must be approved by the Chief Executive Officer, and his personal use must be approved by our Executive Chairman. Our Chief Executive Officer or our Executive Chairman may occasionally permit other executive officers to use Company aircraft, if available, for personal travel. The Committee, in turn, reviews the total personal usage of Company aircraft by all executive officers. Note 8 to the Summary Compensation Table that follows describes how we calculate incremental cost for personal use of Company aircraft.

Our executive compensation and benefit programs (particularly our equity and retirement arrangements) are complex and have significant tax, legal and financial implications for participants. In order to assist our executives in achieving the benefit of these programs, our executive officers are eligible to participate in an estate and financial planning program. This program provides up to $10,000 per year for financial planning and tax preparation, with a carry-forward allowance to cover additional costs associated with the development of an estate and financial plan. We have also established a health examination program for key employees, including executive officers, to encourage annual preventative diagnostic medical examinations. We pay the dues for certain clubs used for business purposes by our Executive Chairman. In a few cases, such clubs permit personal use by our Executive Chairman as well as by other Company employees, although the cost of such use is paid for personally by such individuals. A Company vehicle and driver are available for business and personal use by our Executive Chairman, and on occasion they have been used by other executives. Pursuant to our employee relocation policy and in a few other circumstances, we pay our employees, including executive officers, an amount to offset adverse income tax consequences attributable to arrangements that we intended to make available on a non-taxable basis. Mr. DeMarie was the only named executive officer who received an additional amount to offset income taxes that primarily resulted from a part of his relocation expenses being taxed as compensation.

Mr. Manoogian, who joined Masco in 1958, was only our second Chairman and Chief Executive Officer in the Company’s 79 year history, succeeding his father who founded Masco in 1929. The Committee considered this unusual situation in its discussions with Mr. Manoogian regarding the leadership transitions and compensation for his continued service. Mr. Manoogian agreed to continue to serve on a full-time basis, at the pleasure of the Board, as Executive Chairman or in a similar senior executive role, upon mutually acceptable compensatory arrangements, through 2012. In exchange for Mr. Manoogian’s commitment to remain as a senior executive, we agreed to continue to make available to him the personal financial, tax, accounting and administrative assistance comparable to the services previously provided and for which he would continue to reimburse the Company for its incremental cost. In addition to these services and the personal use of office space comparable to what has been provided, Mr. Manoogian will continue to have use of the Company’s aircraft and corporate automobile and driver on a comparable basis as long as he is Executive Chairman or in a similar full-time senior executive role or serves as Chairman of the Board of Directors, but thereafter, only upon reimbursement to us for the incremental cost of such use.

It is the Company’s practice to reimburse employees, including executives, who relocate their principal residence at the Company’s request so that such employees are not financially disadvantaged as a result of such relocation. In connection with his promotion from Group President to Executive Vice President in 2007, Mr. DeMarie relocated from the headquarters of our Masco Contractor Services companies in Florida to our corporate offices in Michigan. We paid the moving costs and a relocation allowance and arranged for the purchase of his Florida house, part of which resulted in amounts being considered compensation to him for federal income tax purposes. See the “All Other Compensation” column of the Summary Compensation Table.

Retirement Programs

We provide retirement benefits for many of our employees. These plans provide retirement income supplementing social security and an individual’s personal asset accumulation. In addition, we have maintained for many years an unfunded Supplemental Executive Retirement Plan for a limited number of senior executives, which currently includes all of the named executive officers, to supplement the benefits they would otherwise receive upon retirement. At the time the supplemental plan was established, the Board of Directors reviewed information about plans offered by a cross-section of other manufacturing companies. The features and benefit levels for our plans were within the range of, and comparable to, others at that time. As stated above, the Committee regularly reviews information with respect to benefits under these plans. The plans in which our executive officers participate are described below under “Compensation of Executive Officers — Retirement Plans.”

In December 2007, the Committee determined that it was appropriate to provide such a supplemental executive retirement arrangement to Mr. Sznewajs, who has assumed increasing responsibility at the Company. As with other senior executives, the Committee considered Mr. Sznewajs’ expanded role, and that in aligning executives’ cash compensation with shareholders’ interests an increasingly significant portion of compensation is performance-based and not otherwise covered by our retirement programs (or any employment agreement, severance arrangement or voluntary non-qualified deferred compensation plan).

In February 2008, the Committee agreed to amend the supplemental executive retirement arrangements for Messrs. Wadhams and DeMarie to provide that the amount of the regular year-end cash bonus to be taken into account for purposes of the plan formula be limited to 60% of the maximum bonus opportunity for that year. The amendment to Mr. DeMarie’s plan also provides for vesting of benefits to begin prior to the attainment of age 50 (up to a maximum of 50% vesting by age 50), which is consistent with such plans extended to other senior executives of the Company.

Change in Control

Unlike the practices at a number of other companies, our executives do not have employment or severance contracts or voluntary non-qualified deferred compensation plans, nor do they have agreements entitling them to additional salary, bonus, or new equity grants following a change in control of the Company. However, if a change in control occurs, regardless of any subsequent continuation or termination of employment, all participants under our equity plans fully vest in any outstanding awards and all participants under our Supplemental Executive Retirement Plan fully vest, receive an acceleration of a lump-sum equivalent payment and may receive an enhanced benefit accrual. A “change in control” under the plans occurs only if, during any 24-month period, the individuals who were incumbent Directors at the beginning of the period cease for any reason to constitute a majority of the Board of Directors. For this purpose, individuals who became Directors after the beginning of the period with the approval of at least two-thirds of the incumbent Directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become Directors within one year after certain unauthorized tender offers for or acquisitions of 25% or more of the combined voting power of all outstanding voting securities of the Company or, under the equity compensation programs, as a result of certain actual or threatened election contests not by or on behalf of the Board.

After a change in control, participants in these two plans may be considered to have received “golden parachute payments” to the extent the aggregate of all amounts received as a result of the change in control exceeds certain thresholds. Although we do not intend to cause adverse tax consequences to participants, under the Internal Revenue Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If a participant, including any named executive officer, under the Long Term Incentive Plan or the Supplemental Executive Retirement Plan becomes entitled to receive payments that trigger the application of the excise tax, we will make an additional cash payment to the participant that will generally make the participant whole for such excise tax. The tally sheet used by the Committee to review executive compensation notes our obligations to the executives under these programs in the event of a change in control.

Additional information concerning the effect of a change in control, including amounts that would have been payable if a change in control occurred as of December 31, 2007, appears below in “Compensation of Executive Officers — Change in Control and Termination.”

Internal Revenue Code, Section 162(m)

Section 162(m) of the Internal Revenue Code limits deductibility of annual compensation in excess of $1 million paid to certain highly compensated employees, which includes our named executive officers, unless this compensation qualifies as “performance-based.” The stock options and, in most situations, annual cash bonus and annual restricted stock award grants to the executive officers under the performance-based schedule described above qualify under Section 162(m) and are therefore deductible. The Committee, however, continues to believe that it is in the Company’s interest to retain flexibility in its compensation programs, and consequently in some circumstances the Company has paid and intends to continue to pay compensation that exceeds the limitation of Section 162(m).

Conclusion

We recognize the importance of attracting, retaining and motivating key executive talent in order to meet our objectives of maximizing corporate performance and thereby creating long-term stockholder value. Although we believe we have competitive, performance-driven compensation programs that accomplish this objective, we continuously monitor and adjust the design and implementation of these programs to ensure they are effective in the marketplace for such talent in light of changing business conditions.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s Proxy Statement.

Mary Ann Van Lokeren, Chairman
Peter A. Dow
Verne G. Istock
David L. Johnston
J. Michael Losh

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table reports compensation information for certain of our executive officers as required by SEC regulations. Information is reported for the individuals who served as our principal executive officer (Messrs. Manoogian and Wadhams) or principal financial officer (Messrs. Wadhams and Sznewajs) during 2007, the three other highest paid current executive officers, and two retired executive officers, each of whose total compensation requires his inclusion in this table (collectively, the “named executive officers”).

With reference to the equity compensation reported below for 2006 and 2007, SEC regulations require the table to show the expense to the Company for restricted stock awards and stock options as determined under the complex financial reporting requirements of FAS 123R regardless of the value actually realized (or realizable) by our executives and regardless of the year for which these equity awards were granted. In most instances, each row in the table therefore shows expense recognized by the Company in the subject year for a portion of each of the restricted stock awards and stock options that were made to the executive in such year as well as over a number of prior years. Consequently, the expense for the year shown in the table is not limited to awards made in that year. Moreover, none of the expense for the year shown in the table corresponds to the performance year for which our performance-based restricted stock awards are made since they are granted after year-end. Further, the expense for each award and option is generally spread over the shorter of the vesting period or the period remaining until normal retirement age for the executive, regardless of whether the executive actually retires. As a result, the portion of new awards and options that constitutes expense in each year increases as executives approach retirement age. Awards and options granted to an executive at or after reaching retirement age (which is the case for Mr. Manoogian in 2006 and 2007 and for Messrs. Barry and Foley in 2007 in connection with their retirements) are fully expensed and reflected in the table in the year of grant.

In contrast to the year required to report equity awards discussed above, the year for which annual cash bonuses are reported in the table (as shown in the column “Non-Equity Incentive Plan Awards” and described above in our “Compensation Discussion and Analysis”) does correspond to the performance year for which the cash bonus is earned (i.e., cash bonuses paid early in 2008 but earned for 2007 Company performance are reported in this table as 2007 compensation).

2007 Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Non-qualified
				Restricted		Incentive	Deferred
				Stock	Stock	Plan	Compensation	All Other
Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Awards (4)(5)	Options(4)	Awards(2)(6)	Earnings(7)	Compensation(8)	Total(4)

Richard A. Manoogian	2007	$1,500,000	-0-	$5,299,458	$7,642,920	$1,860,000	-0-	$616,679	$16,919,057
Executive Chairman	2006	$1,500,000	-0-	$5,455,030	$8,634,787	$1,320,000	-0-	$383,278	$17,293,095
Timothy Wadhams	2007	$831,000	-0-	$1,001,969	$1,243,047	$1,073,000	$1,637,686	$82,828	$5,869,530
President and Chief	2006	$718,942	-0-	$451,918	$718,193	$335,000	$67,337	$64,728	$2,356,118
Executive Officer
John G. Sznewajs	2007	$425,000	-0-	$293,888	$489,640	$264,000	$478,009	$28,770	$1,979,307
Vice President, Treasurer and Chief Financial Officer
Donald J. DeMarie, Jr.	2007	$573,417	-0-	$463,015	$714,787	$491,000	$187,826	$936,150	$3,366,195
Executive Vice President and Chief Operating Officer
John R. Leekley	2007	$761,000	-0-	$952,334	$1,346,216	$472,000	-0-	$81,239	$3,612,789
Senior Vice President and General Counsel	2006	$747,500	-0-	$767,729	$779,776	$335,000	-0-	$86,046	$2,716,051
Eugene A. Gargaro, Jr.	2007	$429,000	-0-	$475,836	$953,570	$266,000	-0-	$57,775	$2,182,181
Vice President and Secretary
Alan H. Barry	2007	$1,020,000	$1,011,840	$3,948,408	$8,053,601	$1,012,000	-0-	$197,671	$15,243,520
Retired President and Chief Operating Officer	2006	$1,001,827	-0-	$1,661,249	$2,515,495	$719,000	$701,554	$199,135	$6,798,260
Daniel R. Foley	2007	$247,500	$133,052	$934,777	$1,011,485	$133,000	-0-	$22,074	$2,481,888
Retired Vice President — Human Resources	2006	$421,212	-0-	$559,327	$865,420	$189,000	$140,066	$59,958	$2,234,983

(1)	In accordance with SEC requirements only 2007 information is included for individuals who were not named executive officers in our 2007 Proxy Statement.

(2)	These columns include amounts voluntarily deferred by each named executive officer (except Mr. Manoogian) as salary reductions under the Company’s tax-qualified 401(k) savings plan.

(3)	We do not typically grant discretionary bonuses. Due to their retirements, Messrs. Barry and Foley did not receive performance-based restricted stock awards for 2007. The amounts shown in the Bonus column reflect the cash received by Messrs. Barry and Foley in early 2008 in lieu of performance-based restricted stock awards for 2007, prorated in the case of Mr. Foley for a partial year of service.

(4)	These columns reflect the FAS 123R value of restricted stock and stock options we expensed in the year indicated and include certain of the expense for restricted stock and options granted in such year as well as in prior years. Under FAS 123R the expensing period for our equity awards is the shorter of the vesting period or the period to age 65. The amounts shown for Messrs. Manoogian, Leekley, Gargaro, Barry and Foley significantly exceed the value of the equity awards which were granted to the individuals in the year indicated. For example, in the case of Mr. Manoogian an aggregate of $12,942,378 is characterized as equity compensation for 2007, since that is the amount required to be recognized as expense in 2007. Under FAS 123R, however, $7,200,888 of that amount is attributable to equity compensation granted in prior years, all of which would have been expensed prior to 2007 if FAS 123R had been in effect in the year of grant. Similarly, the amounts for Messrs. Barry and Foley include the expense for new awards granted in 2007 as well as the remaining expense for all awards previously granted to them, which was recognized in 2007 as a result of their retirements. For Mr. Barry, the expense in 2007 for awards and options made in prior years was $9,165,439 out of the aggregate amount shown of $12,002,009.

For restricted stock, the amount expensed is based on the fair market value on the date of grant. For options, the determination of fair market value uses the same assumptions set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. See our “Compensation Discussion and Analysis” for the vesting schedule and a general discussion of restricted stock awards and stock options. The named executive officers have no assurance that the amounts reflected in this table will be realized. They only realize the value of the long-term incentive restricted stock awards over an extended period of time because scheduled vesting of awards generally occurs pro rata over ten years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its common stock.

(5)	Although the cash bonuses reported in the “Non-Equity Incentive Plan Awards” columns were paid for Company performance for the year indicated, in accordance with SEC requirements the amounts reported in this column instead reflect amounts expensed for the performance-based awards for 2005 and 2006 (granted in 2006 and 2007). The awards granted for 2005 and 2006 performance represented 47.5% and 44%, respectively, of the individual’s maximum opportunity for those years. See “Compensation Discussion and Analysis” above.

(6)	This column shows the annual performance-based cash bonuses for 2006 and 2007 that were paid early in the following year under our annual cash bonus program for executive officers. The amount paid is based on the attainment of earnings per share targets, as described in “Compensation Discussion and Analysis” and was 44% and 62% of the individual’s maximum bonus opportunity for 2006 and 2007, respectively.

(7)	This column shows increases in the year-end pension values of the year indicated from the prior year-end. These values were obtained by comparing the Present Value of Accumulated Benefits for December 31 of the year indicated (shown in the “2007 Pension Plan Table” below) to the comparable amount for the prior year. For Messrs. Manoogian and Leekley the pension values decreased in 2006 by $1,698,268 and $9,189, respectively, and for Messrs. Manoogian, Leekley, Gargaro, Barry and Foley the pension values decreased in 2007 by $1,939,991, $177,656, $217,172, $11,131 and $239,577, respectively. The year-to-year decreases in both 2006 and 2007 were caused principally by the effect of rising interest rate assumptions and by increases in the values of the qualified and non-qualified defined-contribution plans (which are integrated with the defined benefit as described below in “Other Non-qualified Deferred Compensation” and thereby effectively reduce the amount payable by the Company under the Supplemental Executive Retirement Plan). The pension values were calculated for each of 2006 and 2007 using the same assumptions set forth in the note to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The named executive officers did not have any above-market earnings under any of plans in which they participate.

(8)	For 2007, this column includes (i) Masco’s total contributions and allocations for the accounts of the named executive officers under our qualified and non-qualified defined contribution retirement plans ($105,000 for Mr. Manoogian; $57,948 for Mr. Wadhams; $27,865 for Mr. Sznewajs; $39,207 for Mr. DeMarie; $53,270 for Mr. Leekley; $30,030 for Mr. Gargaro; $71,400 for Mr. Barry; and $15,593 for Mr. Foley); (ii) for Mr. DeMarie, $50,599 as reimbursements for taxes owed by him on amounts that he is required to treat as taxable income with respect to amounts paid by the Company for moving expenses in connection with his relocation and for his wife’s attendance at an offsite management meeting, and $785,942 for relocation benefits and allowances; (iii) for Mr. Manoogian, the $125,000 Hart-Scott-Rodino Antitrust report filing fee described in the “Compensation Discussion and Analysis”; and (iv) perquisites. The only perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount was personal use of Company aircraft ($365,840 for Mr. Manoogian, $114,917 for Mr. Barry, and $58,647 for Mr. DeMarie). Messrs. Wadhams, Leekley and Gargaro also used Company aircraft for personal use during 2007. The incremental cost for the Company aircraft includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include these same costs for associated repositionings of the aircraft. For 2007, perquisites also included the personal use of a car and driver for Mr. Manoogian (with an incremental cost to the Company being the variable cost for the vehicle operation); financial planning (Messrs. Manoogian, DeMarie, Leekley, Gargaro, Barry and Foley); auto insurance (Messrs. Sznewajs, DeMarie, Leekley, Gargaro and Barry); executive health exam (Messrs. Gargaro and Barry); gifts for all named executive officers at a cost of less than $300, except in the case of Mr. Barry; and home furnishings services at no incremental cost to the Company (Mr. Foley).

Grants of Plan-Based Awards

The following table sets forth information concerning the potential payouts under our 2007 performance-based cash incentive program and grants of restricted stock and options to the named executive officers in 2007. The grant date set forth below is the date that the Committee or Board granted the award.

2007 Grants of Plan-Based Awards

						All Other
					All Other	Option
					Stock	Awards:	Exercise or	Grant Date
					Awards:	Number of	Base Price	Fair Value
		Estimated Future Payouts Under			Number of	Securities	of Option	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Stock(2)	Options	(Per Share)	Awards(2)(3)

Richard A. Manoogian	n/a	$600,000	$1,500,000	$3,000,000
	02/05/07				39,900			$1,320,690
	05/24/07					480,000	$30.40	$4,420,800
Timothy Wadhams	n/a	$346,100	$865,250	$1,730,500
	02/05/07				10,200			$337,620
	05/24/07					85,000	$30.40	$782,850
	06/02/07				200,000			$6,032,000
	06/02/07					400,000	$30.16	$3,684,000
John G. Sznewajs	n/a	$85,000	$212,500	$425,000
	02/05/07				4,700			$155,570
	05/24/07					40,000	$30.40	$368,400
	06/02/07				20,000			$603,200
	06/02/07					70,000	$30.16	$644,700
Donald J. DeMarie, Jr.	n/a	$158,333	$395,833	$791,667
	02/05/07				6,700			$221,770
	05/24/07					54,000	$30.40	$497,340
	06/02/07				75,000			$2,262,000
	06/02/07					150,000	$30.16	$1,381,500
	12/04/07				75,000			$1,617,750
	12/04/07					150,000	$21.57	$765,000
John R. Leekley	n/a	$152,200	$380,500	$761,000
	02/05/07				10,200			$337,620
	05/24/07					85,000	$30.40	$782,850
Eugene A. Gargaro, Jr.	n/a	$85,800	$214,500	$429,000
	02/05/07				5,800			$191,980
	05/24/07					48,000	$30.40	$442,050
Alan H. Barry	n/a	$326,400	$816,000	$1,632,000
	02/05/07				21,700			$718,270
	05/24/07					230,000	$30.40	$2,118,300
Daniel R. Foley	n/a	$42,900	$107,250	$214,500
	02/05/07				5,800			$191,980
	05/07/07				8,000			$245,680
	05/07/07(4)					17,897	$30.71	$102,013
	05/07/07(4)					10,079	$30.71	$57,450

(1)	The amounts shown reflect the threshold, target and maximum payouts under the 2007 performance-based cash bonus program described in the “Compensation Discussion and Analysis.” The amounts paid under this program are set forth in the “Summary Compensation Table” above. The threshold, target and maximum for Messrs. Wadhams, DeMarie and Sznewajs were prorated to reflect the adjustments to their compensation that were effected during the year.

(2)	Although the amounts shown under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect the range of potential cash bonuses based on 2007 Company performance, the information shown in this table with respect to awards of restricted stock granted on February 5, 2007 reflects grants made for Company performance in 2006.

(3)	The grant date fair value shown in this column reflects the total expense to be recognized as of the date of grant determined pursuant to FAS 123R. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Masco common stock at a future date when the option is exercised.

(4)	The May 7, 2007 option grants for Mr. Foley were restoration options granted in connection with the exercise of options originally granted under the 1991 Plan. The exercise price of a restoration option is equal to the market value of our common stock at the time the original option is exercised. For purposes of determining the market value, we use the closing price on the date of grant. We have discontinued the grant of restoration options, other than restoration options resulting from the exercise of options granted under the 1991 Plan.

The “Compensation Discussion and Analysis” describes the performance-based cash bonuses, performance-based stock awards and options, including the proportion of variable compensation to total compensation, and the targets for performance-based compensation. Although restricted awards granted under our Long Term Incentive Plan generally vest in equal annual installments of 10% over a period of ten years, because of their ages at the date of grant, as described in the “Compensation Discussion and Analysis,” these awards will vest over shorter periods other than for Messrs. Wadhams, DeMarie and Sznewajs. The stock options granted in 2007 (other than the restoration options) vest in five equal annual installments commencing on the first anniversary of the date of grant and remain exercisable until ten years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for each of the named executive officers as of December 31, 2007 (i) each stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of such shares based on the closing price of Masco common stock on December 31, 2007 ($21.61 per share). The value realized upon vesting of the restricted shares will depend on the value of Masco common stock on the date of vesting.

2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price	Date	Vested	Vested

Richard A. Manoogian							615,722	$13,305,752
	02/16/2000		204,000		$19.75	02/16/2010
	05/16/2001		2,000,000		22.12	05/16/2011
	03/04/2002	(3)	92,717		28.97	02/16/2010
	12/10/2002		180,000		19.50	12/10/2012
	10/29/2003		384,000	96,000	27.50	10/29/2013
	07/29/2004		288,000	192,000	30.00	07/29/2014
	05/09/2005		192,000	288,000	30.75	05/09/2015
	07/26/2006		96,000	384,000	26.60	07/26/2016
	05/24/2007			480,000	30.40	05/24/2017
Timothy Wadhams							306,193	$6,616,831
	10/09/2001		60,000		$20.75	01/14/2011
	12/10/2002		57,600		19.50	12/10/2012
	10/29/2003		60,000	15,000	27.50	10/29/2013
	01/14/2004		18,000	12,000	26.50	01/14/2014
	07/29/2004		45,000	30,000	30.00	07/29/2014
	09/24/2004	(3)	35,730		34.12	01/14/2011
	09/24/2004	(3)	8,229		34.12	12/10/2012
	05/09/2005		34,000	51,000	30.75	05/09/2015
	07/26/2006		17,000	68,000	26.60	07/26/2016
	05/24/2007			85,000	30.40	05/24/2017
	06/02/2007			400,000	30.16	06/02/2017

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price	Date	Vested	Vested

John G. Sznewajs							82,035	$1,772,776
	02/16/2000		4,400		$19.75	02/16/2010
	12/10/2002		9,540		19.50	12/10/2012
	10/29/2003		23,200	5,800	27.50	10/29/2013
	10/29/2003		20,000	5,000	27.50	10/29/2013
	12/12/2003	(3)	9,277		28.10	02/16/2010
	12/12/2003	(3)	2,207		28.10	12/10/2012
	07/29/2004		19,800	13,200	30.00	07/29/2014
	05/09/2005		13,200	19,800	30.75	05/09/2015
	06/30/2005	(3)	2,736		31.75	02/16/2010
	06/30/2005	(3)	1,952		31.76	12/10/2012
	07/28/2005		8,000	12,000	34.40	07/28/2015
	07/26/2006		8,000	32,000	26.60	07/26/2016
	05/24/2007			40,000	30.40	05/24/2017
	06/02/2007			70,000	30.16	06/02/2017
Donald J. DeMarie, Jr.							244,275	$5,278,783
	12/10/2002		6,160		$19.50	12/10/2012
	05/13/2003		8,000	8,000	23.00	05/13/2013
	10/29/2003		38,400	9,600	27.50	10/29/2013
	07/29/2004		32,400	21,600	30.00	07/29/2014
	05/09/2005		21,600	32,400	30.75	05/09/2015
	07/26/2006		10,800	43,200	26.60	07/26/2016
	05/24/2007			54,000	30.40	05/24/2017
	06/02/2007			150,000	30.16	06/02/2017
	12/04/2007			150,000	21.57	12/04/2017
John R. Leekley							106,726	$2,306,349
	02/16/2000		144,000		$19.75	02/16/2010
	12/10/2002		83,000		19.50	12/10/2012
	10/29/2003		68,000	17,000	27.50	10/29/2013
	07/29/2004		51,000	34,000	30.00	07/29/2014
	05/09/2005		34,000	51,000	30.75	05/09/2015
	07/26/2006		17,000	68,000	26.60	07/26/2016
	05/24/2007			85,000	30.40	05/24/2017
Eugene A. Gargaro, Jr.							55,445	$1,198,166
	12/10/2002		18,800		$19.50	12/10/2012
	10/29/2003		38,400	9,600	27.50	10/29/2013
	07/29/2004		28,800	19,200	30.00	07/29/2014
	05/09/2005		19,200	28,800	30.75	05/09/2015
	07/26/2006		9,600	38,400	26.60	07/26/2016
	05/24/2007			48,000	30.40	05/24/2017
Alan H. Barry							215,546	$4,657,949
	02/16/2000		18,000		$19.75	02/16/2010
	05/08/2002	(3)	24,467		29.06	02/16/2010
	12/10/2002		45,600		19.50	12/10/2012
	05/13/2003		180,000	60,000	23.00	05/13/2013
	10/29/2003		184,000	46,000	27.50	10/29/2013
	07/29/2004		138,000	92,000	30.00	07/29/2014
	11/16/2004	(3)	11,795		36.36	05/13/2013
	05/09/2005		92,000	138,000	30.75	05/09/2015
	07/26/2006		46,000	184,000	26.60	07/26/2016
	05/24/2007			230,000	30.40	05/24/2017

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price	Date	Vested	Vested

Daniel R. Foley							54,587	$1,179,625
	12/10/2002		9,400		$19.50	12/10/2012
	10/29/2003		38,400	9,600	27.50	10/29/2013
	03/31/2004	(3)	12,868		30.70	02/16/2010
	03/31/2004	(3)	5,971		30.70	12/10/2012
	07/29/2004		28,800	19,200	30.00	07/29/2014
	05/09/2005		19,200	28,800	30.75	05/09/2015
	07/26/2006		9,600	38,400	26.60	07/26/2016
	05/07/2007	(3)	10,079		30.71	02/16/2010
	05/07/2007	(3)	17,897		30.71	12/10/2012

(1)	Options vest in equal annual installments of 20% commencing in the year following the year of grant, except restoration options as noted.

(2)	Awards of restricted stock generally vest in equal annual installment of 10% commencing on a designated vesting date in the year following the date of grant. See our “Compensation Discussion and Analysis” for a discussion of accelerated vesting for participants in the year they turn age 66.

(3)	Options identified by this footnote are restoration options, which are exercisable in full six months and one day after the grant date. Our plan does not permit the granting of new restoration options, except for restoration options resulting from the exercise of options granted under the 1991 Plan.

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized by each of the named executive officers during 2007 in connection with the exercise of stock options and the vesting of restricted stock.

2007 Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Restricted Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized
Name	Exercise	Exercise	Acquired on Vesting	on Vesting

Richard A. Manoogian(1)	1,435,511	$10,239,244	156,100	$4,549,156
Timothy Wadhams	-0-	-0-	16,796	$507,135
John G. Sznewajs	-0-	-0-	8,903	$261,268
Donald J. DeMarie, Jr.	38,640	$323,592	12,789	$374,795
John R. Leekley	264,759	$2,478,000	17,202	$509,484
Eugene A. Gargaro, Jr.	-0-	-0-	9,090	$269,533
Alan H. Barry	78,987	$544,717	31,142	$909,482
Daniel R. Foley	108,993	$1,000,801	11,350	$342,135

(1)	Mr. Manoogian has continued to hold the shares (other than shares withheld for taxes) he acquired upon exercise of options and vesting of restricted stock in 2007.

Retirement Plans

We have a Qualified Profit Sharing Plan and a Qualified Pension Plan that cover many salaried employees, including the named executive officers. As in many other companies, we also maintain a complementary non-qualified Benefits Restoration Plan, which has both defined benefit and defined contribution components, to restore for all participants benefits that otherwise would be limited under the Internal Revenue Code. As described below, the named executive officers are also covered by the non-qualified Supplemental Executive Retirement Plan that supplements the benefits provided under our other retirement plans.

Qualified and Non-qualified Pension Plans

The Qualified Pension Plan and the defined benefit portion of the Benefits Restoration Plan provide that at normal retirement age (65) participants in these plans will receive for life (with five years certain) a monthly benefit equal to 1/12th of the participant’s Final Average Compensation (equal to the average of the highest five consecutive January 1 annual base salary rates) times a maximum of 30 years of credited service times 1.1%, with a small additional annual benefit for credited service prior to July 1, 1971. Vesting occurs after five full years of employment, and all of the named executive officers are fully vested. These plans’ benefit amounts, set forth in the table below, are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan (see Note 1 to the table). Other than Messrs. DeMarie and Sznewajs, who are younger than age 55, each of the named executive officers who is younger than 65 would be eligible for a reduced early retirement benefit that is available to any plan participant age 55 or older who is vested. Reduction factors for pension commencement prior to age 65 would result in a benefit reduced by one-third at age 60, or by one-half at age 55. A disability benefit equal to the accrued benefit is payable to a participant disabled after ten or more years of service. There are no “premium” early retirement subsidies available under these plans for the named executive officers.

Qualified and Non-qualified Defined Contribution Plans

The Company maintains a tax-qualified profit sharing plan for a number of its employees, including the named executive officers. Contributions are discretionary, and for both 2006 and 2007 such contributions along with the book entry allocations described in the table below in column A, are included as part of “All Other Compensation” in the Summary Compensation Table. (Neither columns B nor C appear in the Summary Compensation Table for either 2006 or 2007.) Under the defined contribution portion of the Benefits Restoration Plan the Company makes allocations for each participant, including the named executive officers, reflecting defined contribution amounts utilizing the amount of base salary that exceeds the Internal Revenue Code’s limitations applicable to our Qualified Profit Sharing Plan, together with amounts reflecting pro-forma earnings on prior years’ allocations. These allocations are maintained in book entry form in a Company account in each participant’s name and are not funded. Company contributions made to the Qualified Profit Sharing Plan plus the contributions allocated to the Benefits Restoration Plan are limited to a combined maximum of 7% of base salary. The pro-forma earnings are credited to the book entry accounts based on the performance reported by the several mutual fund offerings which are available to all plan participants in our Qualified Profit Sharing Plan. Payout options from these profit sharing plans include a lump sum, or an installment payment option following termination; the Qualified Profit Sharing Plan also permits such distributions after attainment of age 59 1/2 and prior to termination. The following table shows for each named executive officer (A) the amount of the book entry allocation to the participant’s Benefits Restoration Plan account made by the Company for 2007, (B) the amount of pro-forma earnings credited to the participant’s account, and (C) the account’s ending balance at the date shown.

2007 Non-qualified Deferred Compensation Plan
Defined Contribution Portion of the Benefits Restoration Plan Table

	A	B	C
	Masco	Aggregate	Aggregate Balance
	Contributions	Earnings	at December 31,
Name	in 2007	in 2007	2007

Richard A. Manoogian	$89,250	$75,854	$1,103,894
Timothy Wadhams	$42,198	$14,518	$236,394
John G. Sznewajs	$12,115	$1,565	$33,050
Donald J. DeMarie, Jr.	$23,457	$7,889	$128,982
John R. Leekley	$37,520	$41,324	$590,274
Eugene A. Gargaro, Jr.	$14,280	$16,143	$230,218
Alan H. Barry	$55,650	$30,609	$465,080
Daniel R. Foley	-0-	$12,580	$168,267

We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by the executive officers other than the qualified 401(k) savings plan to which participants (including the named executive officers), but not the Company, may make pre-tax contributions.

Other Non-qualified Deferred Compensation — Supplemental Executive Retirement Plan

Many of our executive officers have been employed by us, a company acquired by us or a prior Company affiliate for the majority of their careers. In lieu of any employment agreements, severance arrangements or voluntary non-qualified deferred compensation plans, we have implemented an unfunded Supplemental Executive Retirement Plan for a limited number of senior executives, including all of the named executive officers, to supplement the benefits they would otherwise receive upon retirement. Each of the named executive officers is fully accrued and vested in this benefit, except for Messrs. DeMarie and Sznewajs (respectively, 48% accrued and 32% vested, and 44% accrued and 22% vested). Provided no change in control has occurred, participants are required to refrain from activities negatively impacting the Company’s business following termination of employment.

Beginning at retirement on or after age 65, participants in the Supplemental Executive Retirement Plan are to receive annually for life an amount that, when integrated with benefits from our other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers), equals up to 60% of the average of the participant’s highest three years’ cash compensation received from us (base salary and regular year-end cash bonus, not in excess of 60% of that year’s maximum bonus opportunity). This benefit accrues at a rate of 4% per year for up to 15 years of service. The bonus actually paid in excess of this 60% of bonus opportunity limitation can be used in calculating cash compensation received in earlier or later years.

This Plan provides for no early retirement benefit prior to age 65, and benefits under the Plan are not payable in a lump sum, other than in the case of a change in control as described below. Generally, participants who terminate employment with Masco with more than five years’ service before age 65 become entitled to receive their accrued benefit reduced by a vesting schedule that provides for no more than 50% vesting upon attainment of age 50 and 100% vesting no earlier than age 60. Such vested benefit is not payable until age 65 and is subject to certain offsets for amounts earned from prior or future employers.

The Plan provides a disability benefit payable to a participant who has been employed at least two years and becomes disabled while employed with us. The disability benefit is paid until the earlier to occur of death, recovery from disability or attainment of age 65, is integrated with Company paid long-term disability insurance, and is equal to 60% of the annual salary and bonus (up to 60% of the maximum bonus opportunity) in effect at the time of disability. At age 65, payments revert to a calculation based on the high three year average compensation (as described above) and the benefit accrued at the time of disability, increased (if less than 60%) with additional accruals of 4% per year for the period of disability.

A surviving spouse will receive reduced benefits. A participant receiving benefits and his or her surviving spouse may also receive supplemental medical benefits. The estimated present value apportioned at December 31, 2007 of future medical benefits, is $127,075 for Mr. Manoogian; $147,637 for Mr. Wadhams; $35,277 for Mr. Sznewajs; $109,834 for Mr. DeMarie, $338,194 for Mr. Leekley; $170,589 for Mr. Gargaro; $176,742 for Mr. Barry and $158,609 for Mr. Foley.

A change in control accelerates the payment of accrued benefits (calculated on a present value basis) and may result in payment of an amount for any related excise taxes as discussed below under “Change in Control and Termination.”

The following table shows the respective estimated present values at December 31, 2007 of accumulated benefits for each of the named executive officers under each of our defined benefit pension plans (the Qualified Pension Plan, the defined benefit portion of the Benefits Restoration Plan, and the Supplemental Executive Retirement Plan). Because the Supplemental Executive Retirement Plan is integrated with benefits under our other retirement plans (and, in most cases, offsets benefits payable by reason of prior employment), changes in the benefits a participant receives under these other plans may increase or decrease the benefit a participant receives under the Supplemental Executive Retirement Plan. The amounts shown in the table for the Supplemental Executive Retirement Plan have been reduced by the amounts shown in the table under the aforementioned defined benefit pension plans. The amounts for the Supplemental Executive Retirement Plan have also been reduced by the benefits under our defined contribution retirement plans (the Qualified Profit Sharing Plan and defined contribution portion of the Benefits Restoration Plan) and by the applicable prior employment offsets referred to above, but such defined contribution retirement plan benefits and offsets are not separately shown in the table.

2007 Pension Plan Table

			Present Value of
		Number of Years	Accumulated
Name	Plan Name	Credited Service(1)	Benefits(2)

Richard A. Manoogian	Qualified Pension Plan	30	$1,832,797
	Defined Benefit Portion — Benefits Restoration Plan	30	2,958,065
	Supplemental Executive Retirement Plan	15	11,974,674
Timothy Wadhams	Qualified Pension Plan	30	$157,861
	Defined Benefit Portion — Benefits Restoration Plan	30	679,487
	Supplemental Executive Retirement Plan	15	4,079,788
John G. Sznewajs	Qualified Pension Plan	11	$58,060
	Defined Benefit Portion — Benefits Restoration Plan	11	20,330
	Supplemental Executive Retirement Plan	11	466,930
Donald J. DeMarie, Jr.	Qualified Pension Plan	8	$55,330
	Defined Benefit Portion — Benefits Restoration Plan	8	57,534
	Supplemental Executive Retirement Plan	12	1,214,098
John R. Leekley	Qualified Pension Plan	30	$722,418
	Defined Benefit Portion — Benefits Restoration Plan	30	1,635,733
	Supplemental Executive Retirement Plan	15	4,804,512
Eugene A. Gargaro, Jr.	Qualified Pension Plan	14	$337,983
	Defined Benefit Portion — Benefits Restoration Plan	14	319,879
	Supplemental Executive Retirement Plan	14	2,702,028
Alan H. Barry(3)	Qualified Pension Plan	24	$575,769
	Defined Benefit Portion — Benefits Restoration Plan	24	1,830,026
	Supplemental Executive Retirement Plan	15	10,035,340
Daniel R. Foley(4)	Qualified Pension Plan	13.5	$284,780
	Defined Benefit Portion — Benefits Restoration Plan	13.5	298,512
	Supplemental Executive Retirement Plan	13.5	3,721,273

(1)	The Qualified Pension Plan and Benefits Restoration Plan provide life annuities (with a minimum 5 years’ payments guaranteed) with actuarially equivalent survivor and other payment options, based on credited service for years of employment with any of Masco, its subsidiaries or certain prior Masco affiliates and their subsidiaries. The maximum credited service under each of the Qualified Pension Plan and the Benefits Restoration Plan is 30 years and the maximum benefit under the Supplemental Executive Retirement Plan accrues after 15 years. Credited service under the Supplemental Executive Retirement Plan commences with the date of hire and includes service only with Masco and businesses in which Masco has a 50% or greater interest. Mr. Wadhams was employed by Masco for eight years and by a prior Masco affiliate for 17 years before returning to Masco in 2001. Mr. Foley, who was previously employed by a prior affiliate of the Company for two years, was employed by Masco for approximately 11 1/2 years. Mr. DeMarie was employed for four years in one of the Company’s businesses that did not provide coverage under the Qualified Pension Plan or the Benefits Restoration Plan. As a part of the agreement under which Mr. Wadhams rejoined Masco in 2001, we agreed to credit him with full vesting in the maximum benefit under our Supplemental Executive Retirement Plan as well as guarantee his retiree medical benefits from a prior employer. The Supplemental Executive Retirement Plans for Messrs. Foley and Gargaro also credit each of them with a maximum benefit that is fully vested. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)	The Present Value of Accumulated Benefits was calculated as of December 31, 2007 using (a) the normal form of benefit payable under each plan using base pay only for the Qualified Pension Plan and Benefits Restoration Plan (b) base pay plus cash bonus for the Supplemental Executive Retirement Plan, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in the Company’s Annual Report Form 10-K as filed for the year ended December 31, 2007. Although SEC disclosure rules require a lump sum calculation, none of these plans (other than the Supplemental Executive Retirement Plan, in the case of a change in control) provides benefits in a lump sum.

(3)	Mr. Barry’s Qualified Pension Plan payment commenced upon his retirement in early 2008. Payments to Mr. Barry under the Benefits Restoration Plan and the Supplemental Executive Retirement Plan will commence later in 2008.

(4)	Mr. Foley’s Qualified Pension Plan payments totaling $12,948 commenced in 2007 as a result of his retirement. Payments to Mr. Foley under the Benefits Restoration Plan and the Supplemental Executive Retirement Plan commenced in 2008.

Change in Control and Termination

For each participant who did not have a full 60% benefit accrual, change in control would cause accrued benefits under the Supplemental Executive Retirement Plan to increase by an additional 4% for each year then remaining between the date of the change in control and the participant’s 65th birthday (not to exceed in aggregate, 60%), and all participants’ accruals would thereupon become 100% vested. Consequently, using the discount rates and mortality assumptions specified in the Supplemental Executive Retirement Plan (equal to the PBGC discount rates for lump sums in plan terminations, as in effect four months prior to the change in control, and the UP-1984 mortality table, which differ from the rates and assumptions used to calculate the lump sums set forth in the Pension Plan Table), assuming a change in control occurred as of December 31, 2007 the Plan would have required the following accrued benefit payments at that date: $12,992,034 to Mr. Manoogian; $5,149,005 to Mr. Wadhams; $1,372,071 to Mr. Sznewajs; $2,800,222 to Mr. DeMarie; $5,963,043 to Mr. Leekley; $3,032,916 to Mr. Gargaro; $11,312,860 to Mr. Barry; and $4,127,241 to Mr. Foley; in each case reflecting the integration with other Company-funded retirement plans (and where applicable, prior employers’ plans) as described above under “Supplemental Executive Retirement Plan.” Neither the Qualified Pension Plan, the Qualified Profit Sharing Plan nor the Benefits Restoration Plan has a change in control vesting trigger.

A change in control would also trigger vesting of otherwise unvested restricted stock and option awards. The incremental values for vestings of restricted stock for a change in control at December 31, 2007 are shown in the last column of the table, “2007 Outstanding Equity Awards at Fiscal-Year-End.” The incremental value for such vestings of stock options for a change in control at December 31, 2007 (assuming the options were exercised at December 31, 2007 at the Company’s closing price on that date) would have been $6,000 for Mr. DeMarie. Other than as described above, no vesting acceleration would occur for any of the named executive officers under any of the retirement plans or the equity plans in the case of a termination of employment prior to age 65.

A general description of “change in control” appears in “Compensation Discussion and Analysis.” Assuming a change in control occurred as of December 31, 2007 (when our stock price was $21.61 per share), we have determined that no “golden parachute payments” would have been made and no excise tax would have been triggered under Internal Revenue Code Section 4999 for any named executive officer, except for Messrs. DeMarie and Sznewajs, whose payments on account of the excise tax would have been $2,379,712 and $817,501, respectively.

The Company has agreed to pay Mr. DeMarie the difference (if negative) between the then sale price of his Michigan residence and the price paid by him when he purchased it, if he elects to relocate to Florida upon a change in control (or for any reason other than his voluntary resignation or discharge for cause). Mr. DeMarie must exercise this right before June 15, 2010 and he must agree to continue his employment with the Company for at least one year following such relocation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors adopted a written policy that requires the Board or a committee of independent Directors to approve or ratify any transaction involving the Company in which any Director, Director nominee, executive officer, 5% beneficial owner or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest. This policy covers financial transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships, including indebtedness and guarantees of indebtedness as well as transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest. The policy requires Directors, Director nominees and executive officers to provide prompt written notice to the Corporate Secretary of any related transaction so it can be reviewed by the Nominating and Governance Committee to determine whether the related person has a direct or indirect material interest. If the Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. The Committee annually reviews previously approved related transactions to determine whether such transactions should continue.

These procedures have been followed in connection with the review of the transactions described below. There have been no transactions since January 1, 2007 required to be described in this Proxy Statement that were not subject to review, approval or ratification by this policy.

For 2007, Mr. Manoogian personally reimbursed the Company an aggregate of $372,000 in cash for the value of various financial, accounting and tax services and administrative assistance provided to him by the Company and for the use of the Company boat prior to its sale. Two charitable foundations established by Mr. Manoogian and by his father Mr. Alex Manoogian, who founded the Company, also separately reimbursed the Company an aggregate of $137,200 for accounting and administrative services provided by the Company during 2007. These foundations also make charitable donations similar to the Masco Corporation Foundation. Mr. Manoogian has continued to lend a significant number of his personal artworks to the Company at its headquarters, but this arrangement is at no charge to the Company and with no reimbursement to Mr. Manoogian for insurance, restoration and the other costs he personally incurs with respect to the artworks on loan. See “Compensation Discussion and Analysis — Analysis of 2007 Executive Compensation — Perquisites and Other Compensation” for a description of the arrangement between Mr. Manoogian and the Company regarding the continued use of and reimbursement for these services.

From time to time we have employed individuals who are related or become related to other employees, officers or Directors. We currently employ a son-in-law of Mr. Barry and a son-in-law of Mr. Foley. Each received cash compensation for 2007 of approximately $200,000 and participates in our equity compensation programs. None of our Directors or current executive officers is related to any of our current employees.

Metaldyne Corporation

As reported in our 2007 Proxy Statements, in November 2000, we reduced our equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P. We owned approximately 6% of Metaldyne’s common stock and 361,001 shares of its preferred stock in November 2006, when Metaldyne entered into a merger agreement with Asahi Tec Corporation, a Japanese company, pursuant to which Asahi Tec acquired all of Metaldyne. Concurrently, Metaldyne common shareholders who owned approximately 97% of its common stock (including the Company, Heartland Industrial Partners, L.P. private equity fund (in which we had previously invested approximately $47 million, representing less than 5% of the fund), Mr. Manoogian (who owned approximately 2% of Metaldyne common stock), a charitable foundation for which Mr. Manoogian serves as a director and officer (which owned approximately 1.6% of such stock) and certain other stockholders) entered into a stock purchase agreement obligating them to re-invest their merger proceeds in Asahi Tec common stock. In addition, certain Metaldyne preferred stockholders, including Masco, entered into separate stock purchase agreements obligating them to reinvest their merger proceeds in Asahi Tec preferred stock on substantially the same terms and conditions.

As a result of the merger and the stock purchase transactions, which closed in January 2007, we received Asahi Tec common stock (representing less than 1% of the outstanding shares) and convertible preferred stock. Mr. Manoogian and the charitable foundation received approximately $1.3 million and $1 million, respectively, for their shares of Metaldyne, which they were required to reinvest in Asahi Tec common stock (in each case representing less than 0.5% of the outstanding shares). Mr. Manoogian, the charitable foundation, Masco and the other parties to the Metaldyne Shareholders Agreement also entered into a shareholders agreement relating to their ownership of Asahi Tec capital stock, which, among other customary terms, restricts the transfer of such stock, confers rights to have the stock registered and requires the holders to vote their shares in accordance with the agreement.

The merger agreement also provided for Metaldyne to distribute pro rata to its shareholders its TriMas Corporation common stock holdings, 0.11263 share of TriMas for each share of Metaldyne common stock held immediately prior to the merger. Mr. Wadhams, who was previously employed by Metaldyne, received $2.57 in cash and 0.11263 share of TriMas Corporation common stock for each of the 13,633.5 shares of Metaldyne he held. The parties to the Metaldyne Shareholder Agreement also entered into a TriMas shareholder agreement, with customary terms such as restriction on transfer, registration rights and voting obligations, with certain of the existing TriMas shareholders. Mr. Manoogian and the charitable foundation together currently hold less than 5% of TriMas common stock. We hold approximately 7.3% of TriMas common stock.

Our Board appointed a special committee consisting entirely of independent Directors (Messrs. Denomme, Dow and Istock) to negotiate, review and ultimately determine whether or not to pursue and enter into the transaction. Although the special committee and its own advisors negotiated with Metaldyne and others with respect to the allocation of value payable for the common and the preferred shares that we held, with a view to maximizing the aggregate value we would receive from Asahi Tec, we did not participate directly in the negotiations between Metaldyne and Asahi Tec regarding the other terms and conditions of the merger.

RATIFICATION OF SELECTION OF
INDEPENDENT ACCOUNTANTS

The Audit Committee has selected the independent registered public accounting firm of Pricewaterhouse Coopers LLP to audit our financial statements for the year 2008, and believes it appropriate to submit its selection for ratification by stockholders.

PricewaterhouseCoopers LLP has acted as our independent auditors for over 46 years. Pricewaterhouse-Coopers LLP has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for us. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for Masco for the year 2008.

PRICEWATERHOUSECOOPERS LLP FEES

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2007 and 2006 were (in millions):

	2007	2006

Audit Fees	$16.0	$18.5
Audit-Related Fees	.6	1.8
Tax Fees	1.9	1.8
All Other Fees	*	*

Total	$18.5	$22.1

*	Aggregate amount was less than $50,000

The Audit Fees for the years ended December 31, 2007 and 2006 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal control over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the Securities and Exchange Commission.

The Audit-Related Fees for services rendered during the years ended December 31, 2007 and 2006 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions and divestitures, audits not required by law, and consultations concerning the assessment of internal control over financial reporting.

Tax Fees for services rendered during the years ended December 31, 2007 and 2006 were for services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

All Other Fees for services rendered during the years ended December 31, 2007 and 2006 were for miscellaneous services rendered.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by our independent registered public accounting firm PricewaterhouseCoopers LLP. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PricewaterhouseCoopers LLP that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to above in the table for 2007 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2007 were under the de minimis exception to pre-approval contained in the applicable rules of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish us copies of these ownership reports.

Based solely on our review of copies of such ownership reports that we received or written representations from certain reporting persons that no Form 5 ownership reports were required for those persons, we believe that our Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year except that Mr. Foley reported two transactions after the due date. The Company’s grant of a restricted stock award was omitted from a Form 4 for Mr. Foley, but was reported on an amendment two days after the due date, and another Form 4 was amended to report the sale of shares that Mr. Foley acquired upon exercise of a Company stock option.

2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals for inclusion in Masco’s Proxy Statement and Proxy relating to the 2009 Annual Meeting of Stockholders must provide written notice of such intent to our Corporate Secretary at the address stated in the Notice of Annual Meeting of Stockholders on or before December 8, 2008.

If a stockholder intends to bring a matter before next year’s meeting, other than by timely submitting a proposal to be included in the Proxy Statement, we must receive timely notice in accordance with our Bylaws. The Bylaws provide that, to be timely, our Secretary Eugene A. Gargaro, Jr. must receive notice at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 13, 2009 and no later than February 12, 2009. For each matter a stockholder intends to bring before the meeting, the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder’s name and address as it appears in our records; the number of shares of Masco common stock owned by the stockholder; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the outstanding Masco common stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.

Stockholders wishing to nominate Director candidates for election to the Board at the 2009 Annual Meeting of Stockholders must submit the following information no later than February 21, 2009 to: Eugene A. Gargaro Jr., Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180: (a) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Masco entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; (d) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (e) the written consent of each nominee to serve as a Director of Masco if elected; and (f) a statement whether each such nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Director’s acceptance of such resignation.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

We have been notified that certain intermediaries will utilize this procedure for our Proxy materials and the 2007 Annual Report. Therefore, only one Proxy Statement and Annual Report may have been delivered to your address if multiple stockholders share a single address. Stockholders who wish to opt out of this procedure and receive separate copies of the Proxy Statement and Annual Report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly deliver a separate copy of the Proxy Statement for the 2008 Annual Meeting or 2007 Annual Report upon oral request to our Investor Relations Department at (313) 274-7400, written request to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 or e-mail request to webmaster@mascohq.com

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors

Eugene A. Gargaro, Jr.
Secretary

Taylor, Michigan
April 7, 2008

Appendix A

MASCO CORPORATION DIRECTOR INDEPENDENCE STANDARDS

As specified in Masco’s Corporate Governance Guidelines, a majority of the Board shall qualify under the independence and experience requirements of applicable law and the New York Stock Exchange (NYSE). The Board will make a determination regarding the independence of each director annually based on all relevant facts and circumstances at the time the determination is made. The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, has also adopted the following categorical standards to assist it in making a determination of independence.

a) A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

b) A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) is not independent.

c) (i) A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (ii) a director who is a current employee of such firm; (iii) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent.

d) A director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee, is not independent until three years after the end of the employment relationship.

e) A director who is a current employee, or who beneficially owns more than a 10% equity interest in, or whose immediate family member is a current executive officer, of a corporation, partnership or other business entity, that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues, is not independent.

f) A director who is, or whose immediate family member is, an executive officer of and is active in the day to day operations of a non-profit organization that has received contributions from the Company (cash, in-kind or in the form of product discounts), that exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the last three fiscal years is not independent.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

Masco Corporation
Annual Meeting of Stockholders
at Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

From Downtown Detroit (East)

•	Take I-94 west to the Pelham Road exit.
•	Turn right onto Pelham Road and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate offices.

From Metro Airport (West)

•	Take I-94 east to the Pelham Road exit.
•	Turn left onto Pelham and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate offices.

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
•	Stay on the service drive and proceed to Van Born Road.
•	Bear right onto Van Born Road and proceed to the corporate offices.

From Toledo (South)

•	Take I-75 north to the Telegraph Road north exit.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate offices.

Proxy For Annual Meeting of Stockholders to be held May 13, 2008
MASCO CORPORATION
Proxy Solicited on Behalf of the Board of Directors
     The undersigned, hereby revoking any Proxy heretofore given, appoints TIMOTHY WADHAMS and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Masco Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 13, 2008, at 10:00 A.M. and at any adjournment thereof.
     The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
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Access your Masco Corporation stockholder account online via Investor ServiceDirect® (ISD).
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		•	Establish/change your PIN
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For Technical Assistance Call 1-877-978-7778 between 9 A.M.-7 P.M.
Monday-Friday Eastern Time

PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:

☐ Mark this box if you would like the Proxy Card EDGARized: ☐ASCII ☐ EDGAR II (HTML)

(THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 1000.00

☒	Votes must be indicated (x) in black or Blue ink.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NOS. 1 AND 2.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

1.	Class II Directors to hold office until the Annual Meeting of Stockholders In 2011 or until their respective successors are elected and qualified.
	Nominees:	FOR	AGAINST	ABSTAIN
	01 Verne G. Istock	☐	☐	☐

		FOR	AGAINST	ABSTAIN
	02 David L Johnston	☐	☐	☐

		FOR	AGAINST	ABSTAIN
	03 J. Michael Losh	☐	☐	☐

		FOR	AGAINST	ABSTAIN
	04 Timothy Wadhams	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants to audit the Company’s financial statements for 2008.	☐	☐	☐

3.	In the proxies’ discretion on such other business as may properly come before the meeting.

The shares represented by this Proxy will be voted as specified. If specifications are not made, the Proxy will be voted FOR the election of all nominees, FOR the ratification of independent accountants and in the proxies’ discretion on any other matter that may properly come before the meeting.

If voting by mail, please sign, date and return this Proxy Card promptly in the enclosed envelope.

Signature	Signature	Date

Please sign exactly as name appears above. Executors, administrators, trustees. et al. should so indicate when signing. If the signature is for a corporation, please sign the full corporate name by an authorized officer. If the signature is for a partnership or a limited liability company, please sign the full partnership or limited liability company name by an authorized person. If shares are registered in more than one name, all holders must sign.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 5:00 P.M. on May 12, 2008

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/mas		TELEPHONE 1-866-580-9477
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, do NOT mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

If you have chosen to view the Proxy Statement and Annual Report over the Internet instead of receiving paper copies in the mail, you can access the Proxy Statement and 2007 Annual Report electronically at www.ezodproxy.com/masco/2008